                                             As Filed Pursuant to Rule 424(b)(2)
                      Registration Nos. 333-126744; 333-126744-02; 333-126744-04

                                     TARGETS
                                   TRUST XXVI
                                                       2,700,000 TARGETED GROWTH
                                                       ENHANCED TERMS SECURITIES
                                                                    (TARGETS(R))

                                                                      PROSPECTUS

WITH RESPECT TO THE COMMON STOCK OF
SPRINT NEXTEL CORPORATION
DUE ON NOVEMBER 15, 2008
$10.00 PER TARGETS

PAYMENTS DUE FROM TARGETS TRUST XXVI
GUARANTEED BY CITIGROUP FUNDING INC.

PAYMENTS DUE FROM CITIGROUP FUNDING INC.
GUARANTEED BY CITIGROUP INC.

o     Preferred securities of a trust paying:

      1. Quarterly distributions in the amount of $0.20000 (except $0.11778 on February 15, 2006), and


      2. A maturity payment based on the market price of the common stock of Sprint Nextel Corporation

o The TARGETS have been approved for listing on the American Stock Exchange under the symbol "TSR."

INVESTING IN THE TARGETS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

Sprint Nextel Corporation is not involved in any way in this offering and has no obligations relating to the TARGETS or to holders of the TARGETS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the TARGETS or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                 PER TARGETS            TOTAL
                                                 -----------            -----
Public Offering Price                              $10.00            $27,000,000
Underwriting Discount (to be paid by Citigroup
Funding Inc.)                                      $0.325            $   877,500
Proceeds to TARGETS Trust XXVI                     $10.00            $27,000,000

Citigroup Global Market Inc. expects to deliver the TARGETS to purchasers on or about December 22, 2005.

Investment Products     Not FDIC Insured     May Lose Value    No Bank Guarantee

                                [CITIGROUP LOGO]

December 19, 2005

             TARGETS(R) (TARGETED GROWTH ENHANCED TERMS SECURITIES)

                                     SUMMARY

      This summary highlights selected information from this prospectus to help you understand the TARGETS with respect to the common stock of Sprint Nextel Corporation. You should carefully read the entire prospectus to understand fully the terms of the TARGETS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the TARGETS. You should, in particular, carefully review the section entitled "Risk Factors," which highlights a number of risks, to determine whether an investment in the TARGETS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus.

GENERAL

      TARGETS are preferred securities issued by a trust that offer a potential growth and income investment opportunity. TARGETS provide the growth potential of a particular stock in any given monthly period up to an appreciation cap of 4.5% subject to automatic resets, while limiting potential loss in any given monthly period to a depreciation floor of 10.0% subject to automatic resets. Although the growth potential of an investment in the TARGETS is capped, TARGETS investors receive quarterly distributions with a yield greater than the underlying stock's current dividend yield. TARGETS have a term of approximately 3 years.

SELECTED PURCHASE CONSIDERATIONS

O Growth Potential -- TARGETS allow you to participate in the first 4.5% of appreciation in the price of the common stock on which they are based in the period between the date of this prospectus and the reset date of the following month and in any subsequent monthly period during the term of the TARGETS.

O Current Income -- TARGETS pay quarterly distributions with a yield set at a rate that is significantly higher than the dividend yield currently paid by the company on whose common stock the TARGETS are based.

O Tax Advantage -- For most investors, a significant portion of the TARGETS' quarterly distributions will be considered a return of principal. This tax advantage of the TARGETS has the potential effect of producing a higher after-tax return than would be produced by a more conventional income-generating security. In addition, the TARGETS generally will give rise to a capital gain or loss upon sale or at maturity.

O Exchange Listing -- Although the TARGETS are expected to be "buy and hold" investments, they are listed on a major exchange.

SELECTED RISK CONSIDERATIONS

      An investment in the TARGETS involves significant risks. These risks are explained in more detail in the "Risk Factors" section of this prospectus. Some are summarized here.

O Your Investment in the TARGETS May Result in a Loss -- The maturity payment on the TARGETS is dependent on the compounded value of the periodic capped returns on the common stock for each reset period during the term of the TAR- GETS. The first reset period begins on the date of this prospectus and ends on the 18th day of each month. Subsequent reset periods end on that day of each month, with the last reset period ending on the third trading day before maturity. If the price of the common stock declines in any reset period, the periodic capped return for that reset period will be negative, and the compounded value of the periodic capped returns will decrease. If the price of the common stock declines in enough reset periods, the compounded value will be negative. As a result, the amount of any maturity payments may be less than the amount you paid for your TARGETS even if the price of the common stock increases during one or more reset periods or the price of the common stock at some point over the life of your TARGETS or at maturity is equal to, or higher than, the price of the common stock at the time you bought your TARGETS.

O The Appreciation of Your Investment in the TARGETS Will Be Capped -- TARGETS may provide less opportunity for equity appreciation than a direct investment in the common stock because the periodic capped return will limit the portion of any appreciation in the price of the common stock in which you will share to the first 4.5% of the increase in the period between the date of this prospectus and the first reset date and in any subsequent monthly period, but will expose you to the first 10.0% of any depreciation in the price of the common stock during any such period. If the price of the common stock increases by more than 4.5% in any such period during the term of the TARGETS, your return on the TARGETS may be less than your return on a similar security that was directly linked to the common stock but was not subject to a cap on appreciation.

O You Have No Rights Against the Issuer of the Common Stock even though the Maturity Payment on the TARGETS Is Based on the Price of the Common Stock -- The market price of the TARGETS at any time will be affected primarily by changes in the price of the common stock. The yield on the TARGETS is set at a rate that is higher than the current dividend yield on the common stock, but may not remain higher through the term of the TARGETS if the issuer of the common stock increases its dividends or the price of the common stock decreases. The issuer of the common stock is not involved in this offering and has no obligations relating to the TARGETS.

O You May Not Be Able to Sell Your TARGETS if an Active Trading Market for the TARGETS Does Not Develop -- The TARGETS are listed on a major exchange, but there can be no guarantee of liquidity in the secondary market. Although Citigroup Global Markets Inc. intends to make a market in the TARGETS, it is not obligated to do so.

O The Price at Which You Will Be Able to Sell Your TARGETS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest -- Due to changes in the price of and the dividend yield on the common stock, interest rates, other economic conditions and Citigroup Funding and Citigroup's perceived creditworthiness, the TARGETS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your TARGETS prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT IS TARGETS TRUST XXVI?

     TARGETS Trust XXVI is a Delaware statutory trust. Citigroup Funding will own all of the common securities of Trust XXVI.

     Trust XXVI will not engage in any activities except:

     - issuing its trust securities, which are limited to 2,700,000 TARGETS and 83,506 common securities,

     - investing approximately 85% of the proceeds of the offering in a forward contract of Citigroup Funding relating to the common stock of Sprint Nextel,

     - investing approximately 15% of the proceeds of the offering in stripped self-amortizing U.S. treasury securities, and

     - activities incidental to the above.

     Trust XXVI will not issue any securities except the common securities and the TARGETS.

     Trust XXVI will be managed by trustees elected by Citigroup Funding, as the holder of the common securities. The holders of the TARGETS have no right to elect or remove trustees. Citigroup Funding will pay all costs, expenses, debts and liabilities of Trust XXVI, including fees and expenses related to the offering of the TARGETS, but not including payments under the TARGETS.

     The address and telephone number of Trust XXVI are:

        TARGETS Trust XXVI
        c/o Citigroup Funding Inc.
        399 Park Avenue
        New York, NY 10043
        (212) 559-1000

WHAT ARE THE TARGETS?

     The TARGETS are preferred undivided interests in Trust XXVI. The TARGETS mature on November 15, 2008, but will be subject to acceleration to an accelerated maturity date upon the occurrence of one of the acceleration events described below. If an acceleration event occurs or Citigroup Funding or Citigroup defaults on its guarantee, holders of the TARGETS will have a preference over holders of the common securities for payments.

     The TARGETS are designed to provide you with a higher yield than the current dividend yield paid on the common stock of Sprint Nextel. They also provide the opportunity for you to share in the first 4.5% of any appreciation while limiting your potential loss to the first 10.0% of any depreciation in the price of the common stock in the period between the date of this prospectus and the first reset date and in any subsequent monthly period during the term of the TARGETS.

WILL I RECEIVE QUARTERLY DISTRIBUTIONS ON THE TARGETS?

     You will receive cash distributions of $0.20000 per quarter on each TARGETS (except that the quarterly distribution payment payable on February 15, 2006 will be $0.11778 per TARGETS), payable on each February 15, May 15, August 15 and November 15, beginning February 15, 2006.

     Trust XXVI will make quarterly distribution payments out of:

     - payments received on the treasury securities, and

     - any yield enhancement payments received from Citigroup Funding under the forward contract.

     The ability of Trust XXVI to make quarterly distributions on the TARGETS is entirely dependent on receipt by Trust XXVI of payments under the treasury securities and yield enhancement payments, if any, under the forward contract. Citigroup Funding may elect not to make yield enhancement payments, if any, on the date they are due under the forward contract, and is permitted to delay making those payments, with interest, until maturity. You should refer to the sections "Risk Factors -- You May Not Receive Yield Enhancement Payments on the Date They Are Due Because They Can Be Deferred" and "Description of the TARGETS -- Quarterly Distributions" in this prospectus.

WHAT WILL I RECEIVE AT MATURITY OF THE TARGETS?

     At maturity, you will receive for each TARGETS the maturity payment and the final quarterly distribution. The maturity payment per TARGETS will equal the sum of (A) the initial principal amount of $10.00 per TARGETS and (B) the stock return payment, which may be positive, zero or negative.

HOW WILL THE STOCK RETURN PAYMENT BE CALCULATED?

     The stock return payment will equal the product of:

        Initial Principal Amount of $10.00 per TARGETS x Stock Return

     The stock return will equal the compounded value of the periodic capped returns for each reset period computed in the following manner, and is presented in this prospectus as a percentage:

        Product of (1.00 + the periodic capped return) for each reset period - 1.00

     The periodic capped return for any reset period (including the reset period ending on the third trading day before maturity) will equal the following fraction:

                         Ending Value - Starting Value
                       ---------------------------------
                                 Starting Value

Reset dates occur on the 19th day of each month beginning January 19, 2006, except that the final reset date will occur on the third trading day before maturity. We refer to each period between any two consecutive reset dates (or the date of this prospectus and the first reset date) as a reset period. The periodic capped return for any reset period will not in any circumstances be greater than 4.5% or less than 10.0%.

     The stock return will be calculated by compounding the product of the periodic capped returns for each reset period.

     The ending value for any reset period other than the reset period ending on the third trading day before maturity will be the trading price of the common stock on the reset date at the end of the period or, if that day is not a trading day, the trading price of the common stock on the next following trading day. The ending value for the final reset period will be the trading price of the common stock on the date three trading days before the maturity date.

     The starting value for the initial reset period is $24.64, the trading price of the common stock on the date of this prospectus. The starting value for each subsequent reset period (including the reset period ending on the third trading day before maturity) will equal the ending value for the immediately preceding reset period.

     A trading day means a day, as determined by Citigroup Funding, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Sprint Nextel common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Sprint Nextel common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Citigroup Funding, any such suspension, limitation or unavailability is material.

     The trading price of Sprint Nextel common stock (or any other security for which a trading price must be determined) on any date of determination will be
(1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national exchange on which the common stock or other security is listed or admitted to trading, (2) if the common stock or other security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), and the common stock or other security is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock or other security is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is quoted on the Nasdaq), the last quoted bid price for the common stock or other security in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the trading price on any trading day may be deferred by Citigroup Funding for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) above or if there is a market disruption event, the trading price on any date of determination, unless deferred by Citigroup Funding as described in the preceding sentence, will be the arithmetic mean, as determined by Citigroup Funding, of the bid prices of the common stock or other security obtained from as many dealers in such stock or other security (which may include Citigroup Global Markets Inc. or any of its other affiliates), but not exceeding three such dealers, as will make such bid prices available to Citigroup Funding. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

     The periodic capped return is subject to adjustment upon the occurrence of certain events involving Sprint Nextel and its capital structure.

     The stock return payment payable to you at maturity is dependent on the return on the common stock during the period between the date of this prospectus and the first reset date and during each subsequent monthly period. The stock return payment that you receive on the maturity date may be positive, zero or negative. If the stock return is negative, the maturity payment you receive will be less than the amount of your original investment. If the stock return is zero, the maturity payment you receive will equal the amount of your original investment.

     The TARGETS provide less opportunity for appreciation than a direct investment in the common stock because the periodic capped return will limit the portion of any appreciation in the price of the common stock in which you will share to the first 4.5% of any increase in the price of the common stock during any reset period, but will expose you to the first 10.0% of any depreciation in the price of the common stock during any reset period. As demonstrated by some of the hypothetical examples provided in the section "Description of the TARGETS -- Maturity Payment -- Hypothetical Examples," the possibility exists that an investment in the TARGETS will result in a loss even if the ending value for the reset period ending on the third trading day before maturity is greater than the price of the common stock on the date of this prospectus.

     The maturity payment with respect to each TARGETS will be paid by Trust XXVI out of the funds received by Trust XXVI from Citigroup Funding under the forward contract. Trust XXVI's ability to make the maturity payments is entirely dependent upon Trust XXVI receiving payments under the forward contract from Citigroup Funding.

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table setting forth hypothetical maturity payments, see "Description of the TARGETS -- Maturity Payment -- Hypothetical Examples" in this prospectus.

WHAT HAPPENS IF AN ACCELERATION EVENT OCCURS

     If one of the acceleration events described below occurs, the treasury securities will be sold and Trust XXVI will be liquidated. You will receive for each TARGETS the accelerated maturity payment and a pro rata portion of the proceeds of the sale of the treasury securities, plus any accrued and unpaid yield enhancement payments.

     The accelerated maturity payment per TARGETS will be calculated in the same manner as the maturity payment and as though the date on which the acceleration event occurred were the maturity date.

     You will receive payment before holders of the common securities if an acceleration event occurs or Citigroup Funding defaults on any of its obligations under its guarantee.

     Any of the following will constitute an acceleration event:

     - the occurrence of certain adverse tax consequences to Trust XXVI,

     - the classification of Trust XXVI as an "investment company" under the Investment Company Act, or

     - the initiation of bankruptcy proceedings regarding Citigroup Funding.

ARE PAYMENTS ON THE TARGETS GUARANTEED?

     Citigroup Funding has guaranteed that if, for any reason, Trust XXVI does not make payments to you on the TARGETS, then Citigroup Funding will make the payments directly to you. In addition, Citigroup has guaranteed all payments by Citigroup Funding to the same extent and in the same manner as Citigroup Funding has guaranteed Trust XXVI's obligations under the TARGETS. Citigroup has also fully and unconditionally guaranteed Citigroup Funding's payment obligations under the forward contract. You should refer to the section "Description of the Guarantee" in this prospectus.

WHAT ARE MY VOTING RIGHTS?

     You will have limited voting rights with respect to Trust XXVI and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Citigroup Funding, as the holder of the common securities. You will, however, have the right to direct JPMorgan Chase Bank, N.A., as trustee of Trust XXVI and as holder of the forward contract and the treasury securities, to exercise its rights as trustee and to direct the time, method and place of any proceeding for any remedy available to the trustee.

     You will have no voting rights and no ownership interest in any common stock of Sprint Nextel.

HOW HAS SPRINT NEXTEL COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sales prices for the common stock of Sprint Nextel and the cash dividends per share of common stock for each quarter since the first quarter of 2000. You can find this table in the section "Historical Data on the Common Stock of Sprint Nextel Corporation." in this prospectus. We have provided this historical information to help you evaluate the behavior of Sprint Nextel common stock in recent years. However, past performance is not necessarily indicative of how Sprint Nextel common stock will perform in the future. You should also refer to the section "Risk
Factors -- You Have No Rights Against Sprint Nextel Even Though the Maturity Payment on the TARGETS Is Based on the Trading Price of Sprint Nextel Common Stock" in this prospectus.

     The TARGETS are obligations of Trust XXVI and, to the extent of the guarantee, of Citigroup Funding and Citigroup. Even though the maturity payment will reflect the market price of Sprint Nextel common stock at maturity, Sprint Nextel has no obligations under the TARGETS or either Citigroup Funding's or Citigroup's guarantee.

WHAT IS THE FORWARD CONTRACT?

     The forward contract is a prepaid "cash-settled" forward contract under which Citigroup Funding will settle its obligations in cash rather than in securities. The forward contract will be issued under an indenture between Citigroup Funding, Citigroup and JPMorgan Chase Bank, N.A., as trustee. Citigroup Funding and Citigroup conduct other business with JPMorgan Chase Bank, N.A.

     Trust XXVI will purchase the forward contract from Citigroup Funding on the date the TARGETS are issued. Under the forward contract, Citigroup Funding will be required to pay to Trust XXVI the total maturity payments, or the total accelerated maturity payments, and any yield enhancement payments. Citigroup Funding's payment obligations under the forward contract will be fully and unconditionally guaranteed by Citigroup. The proceeds from the sale of the forward contract will be used by Citigroup Funding for general corporate purposes. You should refer to the sections in this prospectus "Use of Proceeds and Hedging Activities," "Description of the Forward Contract" and "Risk
Factors -- The Market Value of the TARGETS May Be Affected by Purchases and Sales of Sprint Nextel Common Stock or Derivative Instruments Related to Sprint Nextel Common Stock by Affiliates of Citigroup Funding" in this prospectus.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE TARGETS?

     If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on only a portion of each quarterly cash distribution you receive from Trust XXVI, which will be ordinary income. The remaining portion of each quarterly cash distribution that you receive from Trust XXVI will be treated as a tax-free return of your investment in the TARGETS and will reduce your tax basis in them. If you hold your TARGETS until they mature or if you sell your TARGETS, you will have a capital gain or loss equal to the difference between your tax basis in the TARGETS and the cash you receive. You should refer to the section "United States Federal Income Tax Considerations" in this prospectus.

WILL THE TARGETS BE LISTED ON A STOCK EXCHANGE?

     The TARGETS have been approved for listing on the American Stock Exchange under the symbol "TSR," subject to official notice of issuance. You should be aware that the listing of the TARGETS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the TARGETS.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

     Citigroup's consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the nine months ended September 30, 2005 and each of the five most recent fiscal years are as follows:

                                               NINE MONTHS            YEAR ENDED DECEMBER 31,
                                                  ENDED          ---------------------------------
                                            SEPTEMBER 30, 2005   2004   2003   2002   2001   2000
                                            ------------------   -----  -----  -----  -----  -----
Ratio of income to fixed charges
  (excluding interest on deposits)........        2.34x          2.65x  3.42x  2.52x  1.93x  1.76x
Ratio of income to fixed charges
  (including interest on deposits)........        1.85x          2.01x  2.43x  1.90x  1.59x  1.49x
Ratio of income to combined fixed charges
  including preferred stock dividends
  (excluding interest on deposits)........        2.33x          2.63x  3.39x  2.50x  1.92x   1.75
Ratio of income to combined fixed charges
  including preferred stock dividends
  (including interest on deposits)........        1.84x          2.00x  2.41x  1.89x  1.58x  1.48x

WHAT IS THE ROLE OF CITIGROUP FUNDING'S AND CITIGROUP'S AFFILIATE, CITIGROUP GLOBAL MARKETS INC.?

     Citigroup Funding's and Citigroup's affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the TARGETS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell TARGETS to create a secondary market for holders of the TARGETS, and may engage in other activities described in the section "Underwriting" in this prospectus. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the TARGETS. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     Citigroup Funding expects to hedge its obligations under the TARGETS through it or one or more of its affiliates. This hedging activity will likely involve trading in Sprint Nextel common stock or in other instruments, such as options or swaps, based upon Sprint Nextel common stock. This hedging activity could affect the market price of Sprint Nextel common stock and therefore the market value of the TARGETS. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding's affiliate Citigroup Global Markets Inc. may be willing to purchase your TARGETS in the secondary market. Moreover, this hedging activity may result in Citigroup Funding or its affiliates receiving a profit, even if the market value of the TARGETS declines. You should refer to "Risk Factors -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest," " -- The Price at Which You Will Be Able to Sell Your TARGETS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" and "Use of Proceeds and Hedging Activities" in this prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE TARGETS?

     Employee benefit plans subject to ERISA, individual retirement accounts, Keogh plans and other similar plans subject to Section 4975 of the Internal Revenue Code, entities the assets of which may be deemed to be "plan assets" under ERISA regulations, and governmental plans subject to any substantially similar laws (collectively, "Pension Type Accounts") can generally purchase the TARGETS. However, each such Pension Type Account should consider whether purchase of the TARGETS is prudent and consistent with the documents governing such account. The fiduciary rules governing Pension Type Accounts are complex and individual considerations may apply to a particular account. Accordingly, any fiduciary of a Pension Type Account should consult with its legal advisers to determine whether purchase of the TARGETS is permissible under the fiduciary rules. Each Purchaser will be deemed to have made certain representations concerning its purchase or other acquisition of the TARGETS. You should refer to the section "ERISA Considerations" in this prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the TARGETS are subject to a number of risks. Please refer to the section "Risk Factors" in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before investing in the TARGETS. Hypothetical examples illustrating certain of the risks described in each of the first four risk factors can be found below in the section "Maturity Payment -- Hypothetical Examples."

YOUR INVESTMENT IN THE TARGETS MAY RESULT IN A LOSS IF THE TRADING PRICE OF SPRINT NEXTEL COMMON STOCK DECLINES

     If the trading price of the common stock declines during the period between the date of this prospectus and the first reset date or in any subsequent reset period during the term of the TARGETS, the value of the periodic capped return for that reset period will be negative. Because the amount of the payment to you at maturity is based on the compounded value of the periodic capped return for the reset periods during the term of the TARGETS, the likelihood that the value of the stock return will be negative increases as the number of periodic capped returns with negative values increases and as the size of the decline in the trading price of the common stock in any reset period increases (down to the 10.0% depreciation floor). As demonstrated by some of the hypothetical examples in the section "Description of the TARGETS -- Maturity Payment -- Hypothetical Examples," the maturity payment may be less than the amount of your investment even if the price of the common stock has increased during one or more monthly periods during the term of the TARGETS or if the trading price of the common stock as of the maturity date is greater than its price on the date of this prospectus. In fact, as a result of the 4.5% cap on appreciation and the 10% floor for depreciation in each reset period and a total of 35 reset periods, if the trading price of the common stock declines in at least 11 reset periods by 10% or more, the maturity payment amount will be less than the amount of your investment, even if the trading price of the common stock increases by at least 4.5% in every other reset period. In addition, despite the 10% depreciation floor, the maturity payment amount can be as low as $0.25 per TARGETS if the trading price of the common stock declines by 10% or more in each reset period.

THE APPRECIATION OF YOUR INVESTMENT IN THE TARGETS WILL BE CAPPED

     The TARGETS may provide less opportunity for equity appreciation than a direct investment in the common stock because the periodic capped return will limit the portion of any appreciation in the price of the common stock in which you will share to the first 4.5% of the increase in any reset period, but will expose you to the first 10.0% of any depreciation in the price of the common stock during any given reset period. If the trading price of the common stock increases by more than 4.5% in any reset period during the term of the TARGETS, your return on the TARGETS may be less than your return on a similar security that was directly linked to the common stock but was not subject to a cap on appreciation.

YOU HAVE NO RIGHTS AGAINST SPRINT NEXTEL EVEN THOUGH THE MATURITY PAYMENT ON THE TARGETS IS BASED ON THE TRADING PRICE OF SPRINT NEXTEL COMMON STOCK

     The historical common stock price is not an indicator of the future performance of the common stock during the term of the TARGETS. Changes in the price of the common stock will affect the trading price of the TARGETS, but it is impossible to predict whether the price of the common stock will rise or fall.

     The yield on the TARGETS is higher than the current dividend yield on the common stock. However, it may not remain higher through the term of the TARGETS if Sprint Nextel increases its dividends or the price of common stock decreases. In addition, you will not receive dividends or other distributions paid on the common stock.

     Sprint Nextel is not in any way involved with this offering and has no obligations relating to the TARGETS or holders of the TARGETS. In addition, you will have no voting rights with respect to the common stock of Sprint Nextel.

     Sprint Nextel is currently subject to SEC reporting requirements, and distributes reports and other information to its stockholders. In the event that Sprint Nextel ceases to be subject to these reporting requirements, pricing information for the TARGETS may be more difficult to obtain and the value, trading price and liquidity of the common stock and the TARGETS may be reduced.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR TARGETS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your TARGETS in the secondary market will be affected by the supply of and demand for the TARGETS, the value of Sprint Nextel common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the TARGETS of a change in a specific factor, assuming all other conditions remain constant.

     SPRINT NEXTEL COMMON STOCK PRICE. We expect that the market value of the TARGETS will depend substantially on the amount, if any, by which the price of Sprint Nextel common stock changes from the price of the common stock on the date of this prospectus. However, changes in the price of Sprint Nextel common stock may not always be reflected, in full or in part, in the market value of the TARGETS. If you choose to sell your TARGETS when the price of Sprint Nextel common stock exceeds the common stock price on the date of this prospectus, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Sprint Nextel common stock will continue to fluctuate between that time and the time when the maturity payment is determined. In addition, significant increases in the value of Sprint Nextel common stock above the cap of 4.5% on monthly appreciation may not be reflected in the trading price of the TARGETS. If you choose to sell your TARGETS when the price of Sprint Nextel common stock is below the common stock price on the date of this prospectus, you may receive less than the amount you originally invested, except to the extent of any quarterly distributions. Because of the cap on monthly appreciation, the price at which you will be able to sell your TARGETS prior to maturity may be substantially less than the amount originally invested, even if the price of Sprint Nextel common stock when you sell your TARGETS is equal to, or higher than, the price of the common stock at the time you bought your TARGETS.

     The value of Sprint Nextel common stock will be influenced by Sprint Nextel's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Sprint Nextel is a part. Citigroup Funding's hedging activities in the common stock of its obligations under the forward contract, the issuance of securities similar to the TARGETS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of Sprint Nextel's common stock.

     VOLATILITY OF SPRINT NEXTEL COMMON STOCK. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Sprint Nextel common stock changes during the term of the TARGETS, the market value of the TARGETS may decrease.

     EVENTS INVOLVING SPRINT NEXTEL COMMON STOCK. General economic conditions and the earnings results of Sprint Nextel and real or anticipated changes in those conditions or results may affect the market value of the TARGETS. In addition, if the dividend yield on Sprint Nextel common stock increases, we expect that the market value of the TARGETS may decrease because the value of the payment you receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Sprint Nextel common stock decreases, we expect that the market value of the TARGETS may increase.

     INTEREST RATES. We expect that the market value of the TARGETS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the TARGETS may decrease, and if U.S. interest rates decrease, the market value of the TARGETS may increase.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the TARGETS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Sprint Nextel common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of Sprint Nextel common stock during the period prior to the maturity of the TARGETS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the TARGETS.

     HEDGING ACTIVITIES. Hedging activities in Sprint Nextel common stock by Citigroup Funding or one or more affiliates of Citigroup Funding will likely involve trading in Sprint Nextel common stock or in other instruments, such as options or swaps, based upon Sprint Nextel common stock. This hedging activity could affect the market price of Sprint Nextel common stock and therefore the market value of the TARGETS. It is possible Citigroup Funding or its affiliates may profit from its hedging activity, even if the market value of the TARGETS declines.

     CITIGROUP FUNDING AND CITIGROUP'S CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in Citigroup Funding's credit ratings, financial condition or results or those of Citigroup may affect the market value of the TARGETS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the TARGETS attributable to another factor, such as an increase in the value of Sprint Nextel common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the TARGETS of a given change in most of the factors listed above may be less if it occurs later in the term of the TARGETS than if it occurs earlier in the term of the TARGETS.

THE TRADING PRICE OF THE TARGETS MAY BE LESS THAN YOU WOULD OTHERWISE EXPECT BECAUSE THE MATURITY OF THE TARGETS CAN BE ACCELERATED

     If an acceleration event occurs, the maturity of the TARGETS will be accelerated and you will receive with respect to each TARGETS the accelerated maturity payment and a pro rata portion of the proceeds of the sale of the treasury securities. Because the amount that would be payable on the accelerated maturity date is uncertain, since it would depend on when an acceleration event occurs, the market value of the TARGETS may be less than what you would otherwise expect based on the price of Sprint Nextel common stock and the level of interest rates at a particular time.

YOU MAY NOT RECEIVE YIELD ENHANCEMENT PAYMENTS ON THE DATE THEY ARE DUE BECAUSE THEY CAN BE DEFERRED

     The failure by Citigroup Funding to make any yield enhancement payments on the date they are due will not constitute an acceleration event. Citigroup Funding will be allowed under the forward contract to delay making any unpaid yield enhancement payments until the maturity date or the accelerated maturity date.

YOU WILL HAVE LIMITED VOTING RIGHTS WITH RESPECT TO TRUST XXVI AND THE TRUSTEES

     You will have limited voting rights with respect to Trust XXVI and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Citigroup Funding, as the holder of the common securities of Trust XXVI. You should refer to the section "Description of the TARGETS -- Voting Rights" in this prospectus.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF SPRINT NEXTEL COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE SPRINT NEXTEL COMMON STOCK

     The maturity payment and accelerated maturity payment are subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Sprint Nextel that modify its capital structure and a number of other transactions involving Sprint Nextel, as well as for the liquidation, dissolution or winding up of Sprint Nextel. You should refer to the section "Description of the TARGETS -- Dilution Adjustments" in this prospectus. The maturity payment and accelerated maturity payment will not be adjusted for other events that may adversely affect the price of Sprint Nextel common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment and accelerated maturity payment to the price of Sprint Nextel common stock, such other events may reduce the maturity payment on the TARGETS.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TARGETS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the TARGETS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the TARGETS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the TARGETS and no assurance can be given that the Internal

Revenue Service will agree with the conclusions expressed under the section "Certain United States Federal Income Tax Considerations" in this prospectus.

YOU MAY NOT BE ABLE TO SELL YOUR TARGETS IF AN ACTIVE TRADING MARKET FOR THE TARGETS DOES NOT DEVELOP

     There is currently no secondary market for the TARGETS. Even if a secondary market does develop, it may not be liquid any may not continue for the term of the TARGETS. If the secondary market for the TARGETS is limited, there may be few buyers should you choose to sell your TARGETS prior to maturity. This may affect the price you receive.

THE MARKET VALUE OF THE TARGETS MAY BE AFFECTED BY PURCHASES AND SALES OF SPRINT NEXTEL COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO SPRINT NEXTEL COMMON STOCK BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's and Citigroup's affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Sprint Nextel common stock or derivative instruments relating to Sprint Nextel common stock for their own accounts in connection with their normal business practices or in connection with hedging Citigroup Funding's obligations under the forward contract. These transactions could affect the price of Sprint Nextel common stock and therefore the market value of the TARGETS. You should refer to the section "Use of Proceeds and Hedging Activities" in this prospectus.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP FUNDING AND CITIGROUP, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the TARGETS, is an affiliate of Citigroup Funding and Citigroup. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of Citigroup Funding and Citigroup.

CITIGROUP FUNDING'S HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Funding expects to hedge its obligations under the TARGETS through it one or more of its affiliates. This hedging activity will likely involve trading in Sprint Nextel common stock or in other instruments, such as options or swaps, based upon Sprint Nextel common stock. This hedging activity may present a conflict between your interest in the TARGETS and the interests Citigroup Funding and its affiliates have in executing, maintaining and adjusting its hedge transactions because it could affect the market price of Sprint Nextel common stock and therefore the market value of the TARGETS. It could also be adverse to your interest if it affects the price at which Citigroup Funding's affiliate Citigroup Global Markets Inc. may be willing to purchase your TARGETS in the secondary market. Since hedging Citigroup Funding's obligation under the TARGETS involves risk and may be influenced by a number of factors, it is possible that Citigroup Funding or its affiliates may profit from its hedging activity, even if the market value of the TARGETS declines.

THE PAYMENTS YOU RECEIVE ON THE TARGETS WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF CITIGROUP FUNDING

     Although the TARGETS are securities of Trust XXVI, the ability of Trust XXVI to make payments under the TARGETS depends upon its receipt from Citigroup Funding under the forward contract of (1) the total maturity payments or total accelerated maturity payments and (2) any yield enhancement payments. The ability of Citigroup Funding to meet its obligations under the forward contract and, in turn, the ability of Trust XXVI to meet its obligations under the TARGETS, therefore depends on the solvency and creditworthiness of Citigroup Funding. In the event of a bankruptcy of Citigroup Funding, any recovery by the holders of TARGETS will likely be substantially delayed and may be less than each holder's pro rata portion of the forward contract.

                             AVAILABLE INFORMATION

     Citigroup files annual, quarterly and current reports and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference rooms in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's home page on the world wide web at http://www.sec.gov.

     Separate financial statements of Trust XXVI have not been included in this prospectus. Citigroup does not believe that these financial statements would be material to you because

     - Citigroup, an SEC reporting company, is the sole stockholder of Citigroup Funding,

     - Citigroup, through Citigroup Funding, indirectly owns all the voting securities of Trust XXVI,

     - Trust XXVI has no independent operations,

     - Citigroup Funding is the obligor under the forward contract,

     - Citigroup Funding has fully and unconditionally guaranteed Trust XXVI's obligations under the TARGETS to the extent that Trust XXVI has funds available to meet its obligations, and

     - Citigroup has fully and unconditionally guaranteed Citigroup Funding's guarantee obligations to the same extent and in the same manner as Citigroup Funding has guaranteed Trust XXVI's obligations under the TARGETS.

In its future filings under the Securities Exchange Act of 1934, a footnote to Citigroup's annual financial statements will state

     - that the sole assets of Trust XXVI are the forward contract and the treasury securities, and

     - that the guarantee, when taken together with the forward contract, the related indenture, the declaration of trust of Trust XXVI and Citigroup Funding's and Citigroup's obligations to pay all fees and expenses of Trust XXVI, constitutes a full and unconditional guarantee by Citigroup Funding and Citigroup of Trust XXVI's obligations under the TARGETS.

     Citigroup, Citigroup Funding and Trust XXVI have filed with the SEC a registration statement (No. 333-126744) which contains additional information not included in this prospectus. A copy of the registration statement can be obtained from the SEC as described above or from Citigroup.

     The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

        - Annual Report on Form 10-K for the year ended December 31, 2004;

        - Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures);

        - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

        - Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January
          31, 2005, February 4, 2005, February 11, 2005, February 22, 2005,
          March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April
          15,

          2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26,
          2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7,
          2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June
          24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005,
          July 18, 2005, July 19, 2005, July 28, 2005, August 1, 2005, August 3,
          2005, August 22, 2005, August 25, 2005, August 26, 2005, August 30,
          2005, September 14, 2005, September 20, 2005, September 28, 2005,
          September 29, 2005, September 30, 2005, October 7, 2005, October 17, 2005, October 20, 2005, October 25, 2005, October 27, 2005, October
          28, 2005, November 1, 2005, November 30, 2005, December 1, 2005,
          December 13, 2005 and December 16, 2005.

     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries or affiliates of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

        Citigroup Document Services
        140 58th Street, Suite 8G
        Brooklyn, NY 11220
        (877) 936-2737 (toll free)
        (718) 765-6514 (outside the U.S.)

     You should rely only on the information provided in this prospectus, as well as the information incorporated by reference. None of Citigroup, Citigroup Funding or Trust XXVI has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of Citigroup, Citigroup Funding or Trust XXVI is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Citigroup, Citigroup Funding and Trust XXVI's business, financial condition, results of operations and prospects may have changed since that date.

                                 CITIGROUP INC.

     Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Corporate and Investment Banking, Global Wealth Management and Alternative Investments business segments.

     Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

     The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

                             CITIGROUP FUNDING INC.

     Citigroup Funding Inc. is a wholly-owned subsidiary of Citigroup, incorporated on January 13, 2005, and organized under the laws of the State of Delaware. Its principal executive offices are located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000. Its business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

                     USE OF PROCEEDS AND HEDGING ACTIVITIES

     Trust XXVI will use approximately 85% of the total proceeds from the sale of the TARGETS and the common securities to buy the forward contract from Citigroup Funding, and approximately 15% of the proceeds to buy the treasury securities. Citigroup Funding will use a portion of the net proceeds from the sale of the forward contract for general corporate purposes, primarily to fund Citigroup and its subsidiaries. In order to fund its business and the business of Citigroup's subsidiaries, Citigroup Funding expects to incur additional debt in the future. To the extent that any TARGETS the underwriter is purchasing for resale are not sold, the aggregate proceeds to Citigroup Funding and its affiliates would be reduced. Citigroup Funding or an affiliate may enter into a swap agreement with one of Citigroup Funding's affiliates in connection with the sale of the TARGETS and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

     Citigroup Funding or one or more of its affiliates will use the remainder of the net proceeds from the sale of the forward contract for hedging activities related to Citigroup Funding's obligations under the forward contract. On or prior to the closing date of the TARGETS offering, Citigroup Funding, directly or through its affiliates, will hedge its anticipated exposure under the forward contract by the purchase or sale of common stock of Sprint Nextel or options, futures contracts, forward contracts or swaps or options on the foregoing, or other derivative or synthetic instruments related to, the common stock.

     From time to time after the initial sale of the TARGETS and prior to the maturity date or accelerated maturity date, depending on market conditions, including the price of Sprint Nextel common stock, Citigroup Funding expects that it or its affiliates will increase or decrease their initial hedge positions through various transactions and may purchase or sell Sprint Nextel common stock or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to Sprint Nextel common stock. In addition, Citigroup Funding and its affiliates may purchase or sell the TARGETS from time to time. Citigroup Funding or its affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

     To the extent that Citigroup Funding or its affiliates have a long or short hedge position in Sprint Nextel common stock or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to Sprint Nextel common stock, they may liquidate all or a portion of their holdings close to maturity of the forward contract and the TARGETS. Depending on, among other things, future market conditions, the aggregate amount and composition of those positions are likely to vary over time. Profits or losses from any of those positions cannot be determined until the position is closed out and any offsetting position or positions are taken into account. Although Citigroup Funding has no reason to believe that this hedging activity will have a material effect on the price of the TARGETS or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments, or on the value of Sprint Nextel common stock, the hedging activities of Citigroup Funding and its affiliates may affect those prices or value.

                           SPRINT NEXTEL CORPORATION

     According to publicly available documents, Sprint Nextel Corporation is a global communications company that provides and integrates wireless, long distance and local communications services. Sprint Nextel offers a range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel's business is divided into three segments: wireless, local and long distance operations. Sprint Nextel is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Sprint Nextel files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005), proxy statements and other information with the SEC. Copies of Sprint Nextel's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed above under "Available Information."

     None of Citigroup, Citigroup Funding or Trust XXVI has participated in the preparation of Sprint Nextel's publicly available documents or made any due diligence investigation or inquiry of Sprint Nextel in connection with the offering of TARGETS. None of Citigroup, Citigroup Funding or Trust XXVI makes any representation that the publicly available information about Sprint Nextel is accurate or complete.

     Sprint Nextel is not affiliated with Trust XXVI, will not receive any of the proceeds from the sale of the TARGETS and will have no obligations with respect to the TARGETS, the treasury securities or the forward contract. This prospectus relates only to the TARGETS offered hereby and does not relate to Sprint Nextel or Sprint Nextel common stock.

        HISTORICAL DATA ON THE COMMON STOCK OF SPRINT NEXTEL CORPORATION

     The common stock is traded on the New York Stock Exchange under the symbol "S." The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices for Sprint Nextel common stock, as well as the dividends paid per share of Sprint Nextel common stock, as reported on the New York Stock Exchange.

     Holders of the TARGETS will not be entitled to any rights with respect to Sprint Nextel common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

                                                                              DIVIDEND
                                                                              DECLARED
                                                           HIGH       LOW     PER SHARE
                                                          -------   -------   ---------
2000
  Quarter
  First.................................................  67.8125   55.1250    0.1250
  Second................................................  67.0000   51.0000    0.1250
  Third.................................................  54.7500   24.3125    0.1250
  Fourth................................................  29.5625   19.6250    0.1250
2001
Quarter
  First.................................................  29.3125   20.3400    0.1250
  Second................................................  23.8700   19.2100    0.1250
  Third.................................................  24.6000   19.7000    0.1250
  Fourth................................................  24.3100   18.5000    0.1250
2002
Quarter
  First.................................................  20.4500   12.5500    0.1250
  Second................................................  17.5300    8.8000    0.1250
  Third.................................................  13.1500    6.6500    0.1250
  Fourth................................................  15.4000    7.9600    0.1250
2003
Quarter
  First.................................................  16.7600   11.0600    0.1250
  Second................................................  15.1000   10.2200    0.1250
  Third.................................................  16.2000   13.5500    0.1250
  Fourth................................................  16.4900   14.7300    0.1250
2004
Quarter
  First.................................................  19.5000   16.2500    0.1250
  Second................................................  19.9800   16.8300    0.1250
  Third.................................................  20.5400   17.1000    0.1250
  Fourth................................................  25.5700   19.8400    0.1250
2005
Quarter
  First.................................................  25.1600   21.8000    0.1250
  Second................................................  25.4800   21.5700    0.1250
  Third.................................................  27.1800   23.2500    0.0250
  Fourth (through December 19, 2005)....................  25.8200   22.1500    0.0000

     The closing price of the common stock on December 19, 2005 was $24.64.

     According to Sprint Nextel's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as of October 31, 2005, there were 2,954,467,191 shares of common stock outstanding.

                               TARGETS TRUST XXVI

     Trust XXVI is a statutory trust formed under Delaware law pursuant to a declaration of trust executed by Citigroup Funding, as sponsor, and the trustees of TARGETS Trust XXVI (as described below), and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939. Upon issuance of the TARGETS, the purchasers thereof will own all the TARGETS. Citigroup Funding will directly or indirectly acquire all of the common securities of Trust XXVI.

     Trust XXVI will use all the proceeds derived from the issuance of the TARGETS and the common securities to purchase the forward contract and treasury securities and, accordingly, the assets of Trust XXVI will consist solely of the forward contract and treasury securities. Of the total proceeds from the sale of the trust securities, approximately 85% will be invested by Trust XXVI in the forward contract and approximately 15% will be invested by Trust XXVI in the treasury securities. Trust XXVI exists for the exclusive purposes of

     - issuing its trust securities representing undivided beneficial interests in the assets of Trust XXVI,

     - investing the gross proceeds of its trust securities in the forward contract and the treasury securities, and

     - engaging only in activities incidental to the above.

     Trust XXVI's business and affairs are conducted by its trustees, each appointed by Citigroup Funding as holder of the common securities. Pursuant to the declaration, the number of trustees of Trust XXVI will be five:

     - JPMorgan Chase Bank, N.A., a national association that is unaffiliated with Citigroup Funding and Citigroup, as the institutional trustee,

     - Chase Bank USA National Association, a Delaware state banking corporation with its principal place of business in the State of Delaware, as the Delaware trustee, and

     - three officers of Citigroup Funding, as the individual trustees.

     The institutional trustee will act as the sole indenture trustee under the declaration for purposes of compliance with the Trust Indenture Act until it is removed or replaced by the holder of the common securities. JPMorgan Chase Bank, N.A. will also act as indenture trustee under each of the forward contract and the guarantee that Citigroup Funding and Citigroup will execute and deliver for the benefit of the holders of TARGETS.

     The institutional trustee will hold title to the forward contract for the benefit of the holders of Trust XXVI's trust securities and, in its capacity as the holder, the institutional trustee will have the power to exercise all rights, powers and privileges under the indenture pursuant to which the forward contract is issued. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the forward contract and the treasury securities for the benefit of the holders of Trust XXVI's trust securities. The institutional trustee will make payments of distributions and payments on liquidation and otherwise to the holders of the trust securities out of funds from the segregated bank account.

     The indenture trustee will act as trustee for the forward contract under the indenture for purposes of compliance with the provisions of the Trust Indenture Act.

     The guarantee trustee will hold the guarantee for the benefit of the holders of the TARGETS. Citigroup Funding, as direct or indirect holder of all the common securities, will have the right, subject to certain restrictions contained in the declaration, to appoint, remove or replace any trustees and to increase or decrease the number of trustees. Citigroup Funding will pay all fees and expenses related to Trust XXVI and the offering of Trust XXVI's trust securities.

     The rights of the holders of the TARGETS, including economic rights, rights to information and voting rights, are set forth in the declaration, the Delaware Statutory Trust Act and the Trust Indenture Act.

     The location of the principal executive office of Trust XXVI is c/o Citigroup Funding Inc., 399 Park Avenue, New York, New York 10043 and its telephone number is (212) 559-1000.

                           DESCRIPTION OF THE TARGETS

     The TARGETS will be issued pursuant to the terms of the amended and restated declaration of trust. The amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The institutional trustee, JPMorgan Chase Bank, N.A., will act as the institutional trustee for the TARGETS under the amended and restated declaration of trust for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the TARGETS will include those stated in the amended and restated declaration of trust and those made part of the amended and restated declaration of trust by the Trust Indenture Act. Pursuant to the amended and restated declaration of trust, every holder of the TARGETS will be deemed to have expressly assented and agreed to the terms of, and will be bound by, the amended and restated declaration of trust. The following is a summary of the terms and provisions of the TARGETS. This summary does not describe all of the terms and provisions of the amended and restated declaration of trust and the guarantee. You should read the forms of these documents, which are filed as exhibits to the registration statement.

GENERAL

     The amended and restated declaration of trust authorizes the individual trustees to issue the trust securities on behalf of Trust XXVI. The trust securities represent undivided beneficial interests in the assets of Trust XXVI. All of the common securities of Trust XXVI will be owned, directly or indirectly, by Citigroup Funding. The common securities rank pari passu with the TARGETS and payments will be made on the common securities on a pro rata basis with the TARGETS, except that upon the occurrence of an acceleration event, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the TARGETS. The amended and restated declaration does not permit the issuance by Trust XXVI of any securities other than its trust securities or the incurrence of any debt by Trust XXVI. Pursuant to the amended and restated declaration, the institutional trustee will hold title to the forward contract and the treasury securities for the benefit of the holders of the trust securities. The payment of distributions out of money held by Trust XXVI and payments upon maturity of the TARGETS out of money held by Trust XXVI are guaranteed by Citigroup Funding and Citigroup to the extent described under "Description of the Guarantee." The guarantee will be held by JPMorgan Chase Bank, N.A., the guarantee trustee, for the benefit of the holders of the TARGETS. The guarantee does not cover payment of distributions when Trust XXVI does not have sufficient available funds to pay such distributions. In such event, the remedies of a holder of the TARGETS are to

     - vote to direct the institutional trustee to enforce the institutional trustee's rights under the forward contract and treasury securities,

     - if the institutional trustee fails to enforce its rights against Citigroup Funding, initiate a proceeding against Citigroup Funding to enforce the institutional trustee's rights under the forward contract, or

     - if the failure by Trust XXVI to pay distributions is attributable to the failure of Citigroup Funding to pay amounts in respect of the forward contract, institute a proceeding directly against Citigroup Funding for enforcement of payment to such holder of the amounts owed on such holder's pro rata interest in the forward contract.

     The aggregate number of TARGETS to be issued will be 2,700,000, as described in "Underwriting." The TARGETS will be issued in fully registered form. The TARGETS will not be issued in bearer form. See "-- Book-Entry Only Issuance" below.

PAYMENT AT MATURITY

     The TARGETS will mature on November 15, 2008, subject to acceleration to the accelerated maturity date upon an acceleration event. See "-- Acceleration of Maturity Date; Enforcement of Rights" below. On the maturity date, holders of the TARGETS will be entitled to receive, to the extent Trust XXVI has assets available, the maturity payment with respect to each TARGETS. On the maturity date, holders of the TARGETS will also receive a final quarterly distribution with respect to each TARGETS, plus any accrued and unpaid yield enhancement payments.

     The maturity payment per TARGETS will equal the sum of (A) the initial principal amount of $10.00 per TARGETS and (B) the stock return payment, which may be positive, zero or negative.

STOCK RETURN PAYMENT

     The stock return payment will equal the product of:

       Initial Principal Amount of $10.00 per TARGETS x Stock Return.

     The stock return will equal the compounded value of the capped returns for each period, computed in the following manner, and expressed in this prospectus as a percentage:

       Product of (1.00 + the periodic capped return) for each reset period -
       1.00

     The periodic capped return for any reset period (including the period ending on the third trading day before maturity) will equal the following fraction:

                         Ending Value - Starting Value
                       ----------------------------------
                                 Starting Value

Reset dates occur on the 19th day of each month, beginning January 19, 2006, except that the final reset date will occur on the third trading day before maturity. We refer to the period between any two consecutive reset dates (or the date of this prospectus and the first reset date) as reset periods. The periodic capped return for any reset period will not in any circumstance be greater than 4.5% or less than 10.0%.

     The stock return will be calculated by compounding the product of the periodic capped returns for each reset period. As a result of the 4.5% cap on appreciation and the 10% floor on depreciation in each reset period and a total of 35 reset periods, the stock return cannot be more than approximately 366.73% (a maximum value that represents an increase in the price of the common stock of at least 4.5% in each reset period) and may be as little as -97.50% (a minimum value that represents a decrease in the price of the common stock of at least 10% in each reset period).

     The ending value for any reset period other than the reset period ending on the third trading day before maturity will be the trading price of the common stock on the reset date at the end of the period or, if that day is not a trading day, the trading price of the common stock on the next following trading day. The ending value for the final reset period will be the trading price of the common stock on the date three trading days before the maturity date.

     The starting value for the initial reset period is $24.64, the trading price of the common stock on the date of this prospectus. The starting value for each subsequent reset period (including the reset period ending on the third trading day before maturity) will equal the ending value for the immediately preceding reset period.

     A trading day means a day, as determined by Citigroup Funding, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Sprint Nextel common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Sprint Nextel common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Citigroup Funding, any such suspension, limitation or unavailability is material.

     The trading price of Sprint Nextel common stock (or any other security for which a trading price must be determined) on any date of determination will be
(1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the common stock is listed or admitted to trading,
(2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the trading price of the common stock (or any other security for which a trading price must be determined) cannot be determined by the methods described in (1), (2) or (3) above and if the security for which a trading price must be determined is traded on one or more non-U.S. securities exchanges or markets, then the trading price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) above or the proviso above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of its other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service. Upon the occurrence of certain events described under "-- Dilution Adjustments" below, the trading price will be calculated by substituting the relevant security for the common stock.

     The periodic capped return is subject to adjustment upon the occurrence of a number of events involving Sprint Nextel and its capital structure as described further under "-- Dilution Adjustments" below.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Because the stock return is dependent on the trading price of the common stock on each reset date and on the date three trading days before the maturity date, and the value of the common stock may be subject to significant variations over the term of the TARGETS, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payment calculations that follow are intended to illustrate the effect of possible general trends in the price of the common stock on the amount payable on the TARGETS at maturity. All of the hypothetical examples assume that the initial price to the public of each TARGETS is $10, that the price of the common stock on the date of this prospectus is $24.64, that the periodic capped return cannot exceed 4.5% or be less than -10% and that the maturity date is November 15, 2008.

     EXAMPLE 1:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS GREATER
                 THAN ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK APPRECIATED BY 3.5% (AN AMOUNT LESS THAN THE ASSUMED 4.5% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE TARGETS:

                                           2006                       2007                       2008
                                 ------------------------   ------------------------   ------------------------
                                 CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                   OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                     STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                 -------------   --------   -------------   --------   -------------   --------
JANUARY........................     $25.50         3.50%       $38.54         3.50%       $58.23         3.50%
FEBRUARY.......................     $26.39         3.50%       $39.88         3.50%       $60.27         3.50%
MARCH..........................     $27.32         3.50%       $41.28         3.50%       $62.38         3.50%
APRIL..........................     $28.27         3.50%       $42.73         3.50%       $64.56         3.50%
MAY............................     $29.26         3.50%       $44.22         3.50%       $66.82         3.50%
JUNE...........................     $30.29         3.50%       $45.77         3.50%       $69.16         3.50%
JULY...........................     $31.35         3.50%       $47.37         3.50%       $71.58         3.50%
AUGUST.........................     $32.45         3.50%       $49.03         3.50%       $74.09         3.50%
SEPTEMBER......................     $33.58         3.50%       $50.74         3.50%       $76.68         3.50%
OCTOBER........................     $34.76         3.50%       $52.52         3.50%       $79.36         3.50%
NOVEMBER.......................     $35.97         3.50%       $54.36         3.50%       $82.14         3.50%
DECEMBER.......................     $37.23         3.50%       $56.26         3.50%

Stock return = [(1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 +
0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X
(1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 +
0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X
(1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 +
0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X
(1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 +
0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035) X (1.00 + 0.035)] - 1
= 233.36%.

Stock return payment = $10.00 X 2.3336 = $23.34

Maturity payment = $10.00 + $23.34 = $33.34 per TARGETS.

     EXAMPLE 2:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS GREATER
                 THAN ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK APPRECIATED BY 8% (AN AMOUNT GREATER THAN THE ASSUMED 4.5% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE TARGETS:

                                                    2006                       2007                       2008
                                          ------------------------   ------------------------   ------------------------
                                          CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                            OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                              STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                          -------------   --------   -------------   --------   -------------   --------
JANUARY.................................     $26.61         4.50%       $ 67.01        4.50%       $168.75        4.50%
FEBRUARY................................     $28.74         4.50%       $ 72.37        4.50%       $182.25        4.50%
MARCH...................................     $31.04         4.50%       $ 78.16        4.50%       $196.83        4.50%
APRIL...................................     $33.52         4.50%       $ 84.42        4.50%       $212.57        4.50%
MAY.....................................     $36.20         4.50%       $ 91.17        4.50%       $229.58        4.50%
JUNE....................................     $39.10         4.50%       $ 98.46        4.50%       $247.94        4.50%
JULY....................................     $42.23         4.50%       $106.34        4.50%       $267.78        4.50%
AUGUST..................................     $45.61         4.50%       $114.85        4.50%       $289.20        4.50%
SEPTEMBER...............................     $49.26         4.50%       $124.03        4.50%       $312.34        4.50%
OCTOBER.................................     $53.20         4.50%       $133.96        4.50%       $337.32        4.50%
NOVEMBER................................     $57.45         4.50%       $144.67        4.50%       $364.31        4.50%
DECEMBER................................     $62.05         4.50%       $156.25        4.50%

Stock return = [(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X - 1
= 366.73%.

Stock return payment = $10.00 X 3.6673 = $36.67

Maturity payment = $10.00 + $36.67 = $46.67 per TARGETS, which is the maximum possible maturity payment.

     EXAMPLE 3:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS LESS THAN
                 ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK DEPRECIATED BY 8% (AN AMOUNT LESS THAN THE ASSUMED 10% PERIODIC DEPRECIATION FLOOR) DURING EACH PERIOD THROUGHOUT THE TERM OF THE TARGETS:

                                                    2006                       2007                       2008
                                          ------------------------   ------------------------   ------------------------
                                          CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                            OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                              STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                          -------------   --------   -------------   --------   -------------   --------
JANUARY.................................     $22.67        -8.00%        $8.33        -8.00%        $3.06        -8.00%
FEBRUARY................................     $20.86        -8.00%        $7.67        -8.00%        $2.82        -8.00%
MARCH...................................     $19.19        -8.00%        $7.05        -8.00%        $2.59        -8.00%
APRIL...................................     $17.65        -8.00%        $6.49        -8.00%        $2.39        -8.00%
MAY.....................................     $16.24        -8.00%        $5.97        -8.00%        $2.20        -8.00%
JUNE....................................     $14.94        -8.00%        $5.49        -8.00%        $2.02        -8.00%
JULY....................................     $13.75        -8.00%        $5.05        -8.00%        $1.86        -8.00%
AUGUST..................................     $12.65        -8.00%        $4.65        -8.00%        $1.71        -8.00%
SEPTEMBER...............................     $11.63        -8.00%        $4.28        -8.00%        $1.57        -8.00%
OCTOBER.................................     $10.70        -8.00%        $3.94        -8.00%        $1.45        -8.00%
NOVEMBER................................     $ 9.85        -8.00%        $3.62        -8.00%        $1.33        -8.00%
DECEMBER................................     $ 9.06        -8.00%        $3.33        -8.00%

Stock return = [(1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 +
-0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080)
X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00
+ -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 +
-0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080)
X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00
+ -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 +
-0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080) X (1.00 + -0.080)
X (1.00 + -0.080)] -1 = -94.60%.

Stock return payment = $10.00 X -0.9460 = $-9.46

Maturity payment = $10.00 + $-9.46 = $0.54 per TARGETS.

     EXAMPLE 4:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS LESS THAN
                 ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK DEPRECIATED BY 15% (AN AMOUNT GREATER THAN THE ASSUMED 10% PERIODIC DEPRECIATION FLOOR) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE TARGETS:

                                              2006                       2007                       2008
                                    ------------------------   ------------------------   ------------------------
                                    CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                      OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                        STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                    -------------   --------   -------------   --------   -------------   --------
JANUARY..........................      $20.94        -10.00%       $2.98        -10.00%       $0.42        -10.00%
FEBRUARY.........................      $17.80        -10.00%       $2.53        -10.00%       $0.36        -10.00%
MARCH............................      $15.13        -10.00%       $2.15        -10.00%       $0.31        -10.00%
APRIL............................      $12.86        -10.00%       $1.83        -10.00%       $0.26        -10.00%
MAY..............................      $10.93        -10.00%       $1.56        -10.00%       $0.22        -10.00%
JUNE.............................      $ 9.29        -10.00%       $1.32        -10.00%       $0.19        -10.00%
JULY.............................      $ 7.90        -10.00%       $1.12        -10.00%       $0.16        -10.00%
AUGUST...........................      $ 6.71        -10.00%       $0.96        -10.00%       $$0.14       -10.00%
SEPTEMBER........................      $ 5.71        -10.00%       $0.81        -10.00%       $0.12        -10.00%
OCTOBER..........................      $ 4.85        -10.00%       $0.69        -10.00%       $0.10        -10.00%
NOVEMBER.........................      $ 4.12        -10.00%       $0.59        -10.00%       $0.08        -10.00%
DECEMBER.........................      $ 3.50        -10.00%       $0.50        -10.00%

Stock return = [(1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 +
-0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100)
X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00
+ -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 +
-0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100)
X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00
+ -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 +
-0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 +
-0.100)] - 1 = -97.50%.

Stock return payment = $10.00 X -0.9750 = $-9.75

Maturity payment = $10.00 + $-9.75 = $0.25 per TARGETS, which is the lowest possible maturity payment.

     The following two examples (5 and 6) show that if the trading price of the common stock fluctuates over the term of the TARGETS and is less at maturity than on the date of this prospectus, the maturity payment on the TARGETS may be less or more than the amount of your initial investment, depending on the size of the increases and decreases in the trading price of the common stock during each reset period.

     EXAMPLE 5:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS LESS THAN
                 ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK FLUCTUATED DURING THE TERM OF THE TARGETS:

                                                  2006                       2007                       2008
                                        ------------------------   ------------------------   ------------------------
                                        CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                          OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                            STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                        -------------   --------   -------------   --------   -------------   --------
JANUARY..............................      $25.87          4.50%      $26.82          2.00%      $27.78          4.50%
FEBRUARY.............................      $26.65          3.00%      $27.89          4.00%      $28.05          1.00%
MARCH................................      $19.99        -10.00%      $28.17          1.00%      $28.62          2.00%
APRIL................................      $20.79          4.00%      $28.73          2.00%      $30.33          4.50%
MAY..................................      $20.99          1.00%      $30.46          4.50%      $24.27        -10.00%
JUNE.................................      $21.41          2.00%      $31.07          2.00%      $25.24          4.00%
JULY.................................      $22.70          4.50%      $32.00          3.00%      $25.49          1.00%
AUGUST...............................      $23.15          2.00%      $32.96          3.00%      $26.00          2.00%
SEPTEMBER............................      $24.08          4.00%      $34.61          4.50%      $22.10        -10.00%
OCTOBER..............................      $24.32          1.00%      $24.23        -10.00%      $22.54          2.00%
NOVEMBER.............................      $24.81          2.00%      $25.44          4.50%      $22.77          1.00%
DECEMBER.............................      $26.29          4.50%      $26.45          4.00%

Stock return = [(1.00 + 0.045) X (1.00 + 0.030) X (1.00 + -0.100) X (1.00 +
0.040) X (1.00 + 0.010) X (1.00 + 0.020) X (1.00 + 0.045) X (1.00 + 0.020) X
(1.00 + 0.040) X (1.00 + 0.010) X (1.00 + 0.020) X (1.00 + 0.045) X (1.00 +
0.020) X (1.00 + 0.040) X (1.00 + 0.010) X (1.00 + 0.020) X (1.00 + 0.045) X
(1.00 + 0.020) X (1.00 + 0.030) X (1.00 + 0.030) X (1.00 + 0.045) X (1.00 +
-0.100) X (1.00 + 0.045) X (1.00 + 0.040) X (1.00 + 0.045) X (1.00 + 0.010) X
(1.00 + 0.020) X (1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.040) X (1.00 +
0.010) X (1.00 + 0.020) X (1.00 + -0.100) X (1.00 + 0.020) X (1.00 + 0.010) - 1
= 57.37%.

Stock return payment = $10.00 X 0.5737 = $5.74

Maturity payment = $10.00 + $5.74 = $15.74 per TARGETS, more than the amount of your initial investment (even though the trading price of the common stock at maturity is less than its price on the date of this prospectus).

     EXAMPLE 6:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS LESS THAN
                 ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK FLUCTUATED DURING THE TERM OF THE TARGETS:

                                                    2006                       2007                       2008
                                          ------------------------   ------------------------   ------------------------
                                          CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                            OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                              STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                          -------------   --------   -------------   --------   -------------   --------
JANUARY.................................     $25.87         4.50%       $22.33        -5.00%       $22.42        -5.00%
FEBRUARY................................     $27.17         4.50%       $23.45         4.50%       $21.30        -5.00%
MARCH...................................     $25.81        -5.00%       $25.09         4.50%       $20.23        -5.00%
APRIL...................................     $23.74        -8.00%       $23.83        -5.00%       $21.24         4.50%
MAY.....................................     $24.93         4.50%       $22.64        -5.00%       $22.94         4.50%
JUNE....................................     $26.18         4.50%       $23.77         4.50%       $21,80        -5.00%
JULY....................................     $24.87        -5.00%       $24.96         4.50%       $20.71        -5.00%
AUGUST..................................     $23.62        -5.00%       $26.21         4.50%       $19.67        -5.00%
SEPTEMBER...............................     $22.44        -5.00%       $24.90        -5.00%       $18.69        -5.00%
OCTOBER.................................     $21.32        -5.00%       $23.66        -5.00%       $19.99         4.50%
NOVEMBER................................     $22.39         4.50%       $22.47        -5.00%       $19.00        -5.00%
DECEMBER................................     $23.51         4.50%       $23.60         4.50%

Stock return = [(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.050) X (1.00 +
-0.080) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.050) X (1.00 + -0.050) X
(1.00 + -0.050) X (1.00 + -0.050) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
-0.050) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.050) X (1.00 + -0.050) X
(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.050) X (1.00 +
-0.050) X (1.00 + -0.050) X (1.00 + 0.045) X (1.00 + -0.050) X (1.00 + -0.050) X
(1.00 + -0.050) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.050) X (1.00 +
-0.050) X (1.00 + -0.050) X (1.00 + -0.050) X (1.00 + 0.045) X (1.00 + -0.050)]
-1 = -32.81%.

Stock return payment = $10.00 X -0.3281 = $-3.28

Maturity payment = $10.00 + $-3.28 = $6.72 per TARGETS, less than the amount of your initial investment.

     The following two examples (7 and 8) show that if the trading price of the common stock fluctuates over the term of the TARGETS and is greater at maturity than on the date of this prospectus, the maturity payment on the TARGETS may be less or more than the amount of your initial investment, depending on the size of the increases and decreases in the trading price of the common stock during each reset period.

     EXAMPLE 7:  THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS GREATER
                 THAN ITS PRICE ON THE DATE OF THIS PROSPECTUS AND THE TRADING PRICE OF THE COMMON STOCK FLUCTUATED DURING THE TERM OF THE
                 TARGETS:

                                           2006                       2007                       2008
                                 ------------------------   ------------------------   ------------------------
                                 CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                   OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                     STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                 -------------   --------   -------------   --------   -------------   --------
JANUARY........................     $25.63         4.00%       $26.23         4.00%       $25.01          3.00%
FEBRUARY.......................     $26.39         3.00%       $24.65        -6.00%       $26.13          4.50%
MARCH..........................     $27.71         4.50%       $26.13         4.50%       $27.44          4.50%
APRIL..........................     $27.44        -1.00%       $27.70         4.50%       $29.08          4.50%
MAY............................     $26.89        -2.00%       $26.31        -5.00%       $31.12          4.50%
JUNE...........................     $25.54        -5.00%       $25.52        -3.00%       $28.01        -10.00%
JULY...........................     $25.29        -1.00%       $25.01        -2.00%       $29.41          4.50%
AUGUST.........................     $25.79         2.00%       $24.76        -1.00%       $28.82         -2.00%
SEPTEMBER......................     $25.02        -3.00%       $25.63         3.50%       $28.53         -1.00%
OCTOBER........................     $23.77        -5.00%       $24.86        -3.00%       $29,96          4.50%
NOVEMBER.......................     $24.48         3.00%       $23.12        -7.00%       $27.26         -9.00%
DECEMBER.......................     $25.22         3.00%       $24.28         4.50%

Stock return = [(1.00 + 0.040) X (1.00 + 0.030) X (1.00 + 0.045) X (1.00 +
-0.010) X (1.00 + -0.020) X (1.00 + -0.050) X (1.00 + -0.010) X (1.00 + 0.020) X
(1.00 + -0.030) X (1.00 + -0.050) X (1.00 + 0.030) X (1.00 + 0.030) X (1.00 +
0.040) X (1.00 + -0.060) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.050) X
(1.00 + -0.030) X (1.00 + -0.020) X (1.00 + -0.010) X (1.00 + 0.035) X (1.00 +
-0.030) X (1.00 + -0.070) X (1.00 + 0.045) X (1.00 + 0.030) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.100) X (1.00 +
0.045) X (1.00 + -0.020) X (1.00 + -0.010) X (1.00 + 0.045) X (1.00 + -0.090)] -
1 = 1.09%.

Stock return payment = $10.00 X 0.0109 = $0.11

Maturity payment = $10.00 + $0.11 = $10.11 per TARGETS, more than the amount of your initial investment.

     EXAMPLE 8:  DESPITE THE ASSUMED 10% PERIODIC DEPRECIATION FLOOR, THE
                 MATURITY PAYMENT CAN BE LESS THAN YOUR INVESTMENT, EVEN IF THE TRADING PRICE INCREASES IN MORE RESET PERIODS THAN IT DECREASES. AS AN EXAMPLE, THE TRADING PRICE OF THE COMMON STOCK AT MATURITY IS GREATER THAN ITS PRICE ON THE DATE OF THIS PROSPECTUS, THE TRADING PRICE OF THE COMMON STOCK INCREASED THROUGHOUT ALL BUT 11 OF THE RESET PERIODS DURING THE TERM OF THE TARGETS, BUT THERE WAS A DECLINE IN THE TRADING PRICE OF THE COMMON STOCK RESULTING IN A PERIODIC CAPPED RETURN OF -10% DURING EACH OF THESE 11 RESET PERIODS (IF THIS OCCURS, THE MATURITY PAYMENT WILL ALWAYS BE LESS THAN THE AMOUNT OF YOUR INITIAL INVESTMENT):

                                           2006                       2007                       2008
                                 ------------------------   ------------------------   ------------------------
                                 CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC   CLOSING VALUE   PERIODIC
                                   OF COMMON      CAPPED      OF COMMON      CAPPED      OF COMMON      CAPPED
                                     STOCK        RETURN        STOCK        RETURN        STOCK        RETURN
                                 -------------   --------   -------------   --------   -------------   --------
JANUARY........................     $25.87          4.50%      $21.65        -10.00%      $21.06        -10.00%
FEBRUARY.......................     $27.17          4.50%      $22.74          4.50%      $22.11          4.50%
MARCH..........................     $29.34          4.50%      $23.87          4.50%      $23.21          4.50%
APRIL..........................     $25.82        -10.00%      $21.01        -10.00%      $20.43        -10.00%
MAY............................     $27.11          4.50%      $22.06          4.50%      $21.45          4.50%
JUNE...........................     $29.82          4.50%      $24.26          4.50%      $23.60          4.50%
JULY...........................     $26.24        -10.00%      $21.35        -10.00%      $24.77          4.50%
AUGUST.........................     $27.55          4.50%      $22.42          4.50%      $26.01          4.50%
SEPTEMBER......................     $28.93          4.50%      $23.54          4.50%      $22.89        -10.00%
OCTOBER........................     $26.04        -10.00%      $20.72        -10.00%      $24.04          4.50%
NOVEMBER.......................     $23.43        -10.00%      $21.75          4.50%      $25.24          4.50%
DECEMBER.......................     $24.61          4.50%      $23.93          4.50%

Stock return = [(1.00 + 0.045) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
-0.100) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + -0.100) X (1.00 + -0.100) X (1.00 + 0.045) X (1.00 +
-0.100) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
-0.100) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.045) X
(1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.045) X (1.00 + 0.045) X (1.00 +
0.045) X (1.00 + 0.045) X (1.00 + -0.100) X (1.00 + 0.045) X (1.00 + 0.045)] - 1
= -9.75%.

Stock return payment = $10.00 X -0.0975 = $-0.97

Maturity payment = $10.00 + $-0.97 = $9.03 per TARGETS, less than the amount of your initial investment (even though the trading price of the common stock at maturity is greater than its price on the date of this prospectus).

ACCELERATION OF MATURITY DATE; ENFORCEMENT OF RIGHTS

     If at any time an acceleration event occurs, the individual trustees will give written instructions to the institutional trustee to sell the treasury securities, dissolve Trust XXVI and, after satisfaction of creditors of Trust XXVI, cause to be distributed, as soon as is practicable following the occurrence of such acceleration event, to the holders of the TARGETS in liquidation of such holders' interests in Trust XXVI, the accelerated maturity payment with respect to each TARGETS and a pro rata portion of the treasury proceeds, plus any accrued and unpaid yield enhancement payments.

     The accelerated maturity payment with respect to each TARGETS will be paid out of amounts received by Trust XXVI from Citigroup Funding in respect of the forward contract and will be equal to the sum of (A) the initial principal amount of $10.00 per TARGETS and (B) the stock return as of the accelerated maturity date.

     The accelerated maturity date will be the date of the occurrence of the event or events constituting such acceleration event.

     The treasury proceeds will be the amount received by Trust XXVI as proceeds from the sale of the treasury securities upon the occurrence of an acceleration event. The individual trustees will send the institutional trustee written notice and instructions to liquidate the treasury securities on an accelerated maturity date. Upon receiving such notice, the institutional trustee will solicit at least three bids and sell and transfer the treasury securities to the highest of the three bidders.

     The amount of either any accelerated maturity payment or the treasury proceeds which, in either case, may be distributed to holders of the TARGETS upon a dissolution and liquidation of Trust XXVI is uncertain. Accordingly, the amount that a holder of TARGETS may receive on the accelerated maturity date is uncertain.

     An acceleration event will occur upon the occurrence of (1) a "tax event",
(2) an "investment company event" or (3) a "bankruptcy event."

     A tax event will occur if Citigroup Funding or Citigroup requests, receives and delivers to the individual trustees an opinion of nationally recognized independent tax counsel experienced in such matters indicating that:

     (1) on or after the date of this prospectus, one or more of the following has occurred:

     - an amendment to, change in or announced proposed change in the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein,

     - a judicial decision interpreting, applying, or clarifying such laws or regulations,

     - an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or

     - a threatened challenge asserted in connection with an audit of Citigroup Funding, Citigroup or any of their respective affiliates or Trust XXVI, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the forward contract or the TARGETS; and

     (2) there is more than an insubstantial risk that:

     - Trust XXVI is, or will be, subject to United States federal income tax with respect to income accrued or received on the forward contract or the treasury securities, or

     - Trust XXVI is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     An investment company event will occur if Citigroup Funding or Citigroup requests, receives and delivers to the individual trustees an opinion of nationally recognized independent legal counsel experienced in such matters indicating that as a result of the occurrence on or after the date of this prospectus of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Trust XXVI is or will be considered an investment company which is required to be registered under the Investment Company Act of 1940.

     A bankruptcy event will occur if either of the following takes place:

     (1) the entry of a decree or order

     - of relief in respect of Citigroup Funding and Citigroup by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law,

     - appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Citigroup Funding and Citigroup, or of any substantial part of the property of Citigroup Funding and Citigroup, or

     - ordering the winding up or liquidation of affairs of Citigroup Funding and Citigroup, and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

     (2) an action by Citigroup Funding and Citigroup to:

     - commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or

     - consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Citigroup Funding and Citigroup, or of any substantial part of the property of Citigroup Funding and Citigroup, or

     - make an assignment for the benefit of their respective creditors, or

     - admit in writing their inability to pay their respective debts generally as they become due, or

     - take corporate action in furtherance of any of the foregoing.

     The phrase pro rata means, with respect to any payment, distribution, or treatment, proportionately to each holder of trust securities according to the aggregate beneficial interests in the assets of Trust XXVI represented by the trust securities held by the relevant holder in relation to the aggregate beneficial interests in the assets of Trust XXVI represented by all trust securities outstanding. If an acceleration event has occurred and is continuing, any funds available to make a payment will be paid first to each holder of the TARGETS proportionately according to the aggregate beneficial interests in the assets of Trust XXVI represented by the TARGETS held by the relevant holder relative to the aggregate beneficial interests in the assets of Trust XXVI represented by all TARGETS outstanding. Only after satisfaction of all amounts owed to the holders of the TARGETS, will payment be paid to each holder of common securities proportionately according to the aggregate beneficial interests in the assets of Trust XXVI represented by the common securities held by the relevant holder relative to the aggregate beneficial interests in the assets of Trust XXVI represented by all common securities outstanding.

     On the date fixed for any payment of the accelerated maturity payment or the treasury proceeds, the TARGETS and the common securities will no longer be deemed to be outstanding and each TARGETS and common security will be deemed to represent the right to receive an accelerated maturity payment and a pro rata portion of the treasury proceeds, plus any accrued and unpaid yield enhancement payments. If the accelerated maturity payments or any accrued and unpaid yield enhancement payments can be paid only in part because Trust XXVI has insufficient assets available to pay in full such amounts, then the amounts payable directly by Trust XXVI in respect of the TARGETS will be paid on a pro rata basis. In addition, in the case of a default by Citigroup Funding on its obligations under the guarantee, the holders of the TARGETS will have a preference over the holders of the common securities with respect to amounts owed on the trust securities.

     Subject to the institutional trustee obtaining a tax opinion as described below, the holders of a majority of the TARGETS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the amended and restated declaration of trust, including the right to direct the institutional trustee, as holder of the forward contract and the treasury securities, to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee with respect to the forward contract,

     - direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or exercise any trust or power conferred on the institutional trustee with respect to the treasury securities,

     - waive the consequences of any acceleration event under the indenture that are waivable under the indenture,

     - exercise any right to rescind or annul a declaration that any accelerated maturity payment will be due and payable or

     - consent to any amendment, modification or termination of the indenture or the forward contract, where such consent shall be required.

If a consent or action under the indenture would require the consent or act of holders of a majority of the beneficial interests in the forward contract, only the holders of at least a super majority of the TARGETS can direct the institutional trustee to give the consent or take the action. The institutional trustee will notify all holders of TARGETS of any notice of default received from the indenture trustee with respect to the forward contract. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee, as holder of the forward contract and the treasury securities, will not take any of the actions described above unless it has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that as a result of such action, Trust XXVI will not fail to be classified as a grantor trust for United States federal income tax purposes.

     If the institutional trustee fails to enforce its rights under the forward contract, any holder of TARGETS can directly institute a legal proceeding against Citigroup Funding to enforce the institutional trustee's rights under the forward contract, without first instituting a legal proceeding against the institutional trustee or any other person or entity. If Citigroup Funding fails to pay amounts owed on the forward contract on the date they are otherwise payable, then a holder of TARGETS may also directly institute a direct action in respect of the amounts owed on the holder's pro rata interest in the forward contract on or after the due date specified in the forward contract, without first directing the institutional trustee to enforce the terms of the forward contract or instituting a legal proceeding directly against Citigroup Funding to enforce the institutional trustee's rights under the forward contract. The holders of TARGETS will not be able to exercise directly any other remedy available to the holder of the forward contract. In connection with a direct action, Citigroup Funding will be subrogated to the rights of a holder of TARGETS under the declaration to the extent of any payment made by Citigroup Funding to that holder of TARGETS in such direct action.

     A waiver of an acceleration event under the indenture by the institutional trustee at the direction of the holders of the TARGETS will constitute a waiver of the corresponding acceleration event under the amended and restated declaration of trust.

     Holders of TARGETS may give any required approval or direction at a separate meeting of holders of TARGETS convened for this purpose, at a meeting of holders of trust securities or by written consent. The individual trustees will cause a notice of any meeting at which holders of TARGETS are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be mailed to each holder of record of TARGETS. Each notice will include a statement setting forth the date of such meeting or the date by which the action is to be taken, a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of such matter upon which written consent is sought and instructions for the delivery of proxies or consents. No vote or consent of the holders of TARGETS will be required for Trust XXVI to cancel TARGETS in accordance with the amended and restated declaration of trust. It is anticipated that the only holder of TARGETS issued in book-entry form will be Cede & Co., as nominee of The Depository Trust Company, or DTC, and each beneficial owner of TARGETS will be permitted to exercise the rights of holders of TARGETS only indirectly through DTC and its participants.

     Notwithstanding that holders of TARGETS are entitled to vote or consent under any of the circumstances described above, any of the TARGETS that are owned at that time by Citigroup Funding or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citigroup Funding, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding.

QUARTERLY DISTRIBUTIONS

     Holders of TARGETS will be entitled to receive quarterly distributions at the rate per TARGETS of $0.20000 per quarter (except that the quarterly distribution payment payable on February 15, 2006 will be $0.11778 per TARGETS), payable on each February 15, May 15, August 15 and November 15, beginning February 15, 2006.

     The quarterly distributions will be paid by Trust XXVI out of payments under the treasury securities and the yield enhancement payments made to Trust XXVI by Citigroup Funding under the forward contract. Of each quarterly distribution payable to holders of the TARGETS, approximately 69% will be paid out of payments received by Trust XXVI under the treasury securities and approximately 31% will be paid out of yield enhancement payments received by Trust XXVI from Citigroup Funding under the forward contract.

     The treasury securities and the forward contract will be the sole assets of Trust XXVI and will be held by the institutional trustee on behalf of Trust
XXVI. The ability of Trust XXVI to make quarterly distributions on the TARGETS is therefore entirely dependent on receipt by Trust XXVI of payments with respect to both the treasury securities and the forward contract.

     Under the forward contract, any yield enhancement payments which are payable, but are not punctually paid, by Citigroup Funding on their scheduled due date will cease to be due and payable and may instead be paid, together with interest at 5.375% per annum compounded quarterly, on a future date chosen by Citigroup Funding in its sole discretion. Any yield enhancement payments that are not paid by Citigroup Funding prior to maturity will become due and payable on the maturity date or the accelerated maturity date, as the case may be.

     Based on quarterly distributions on the TARGETS with a yield of 8% per annum, set forth below is an example of how the cash flows on the TARGETS would be comprised. Trust XXVI will invest approximately 15% of the proceeds of the offering in the treasury securities. Quarterly distributions providing the assumed yield will require a larger cash flow than will be provided by the treasury securities, as a result of which yield enhancement payments will be paid by the obligor of the forward contract pursuant to the following schedule and based on the following:

Offering Size:........................................    $       27,000,000
Annual Cash Flow:.....................................                     8%
Payment Frequency:....................................             Quarterly
Settlement Date:......................................     December 22, 2005
Maturity Date:........................................     November 15, 2008

TREASURY  TREASURY     TREASURY        TREASURY          YIELD
SECURITY  SECURITY     SECURITY        SECURITY       ENHANCEMENT                    ANNUALIZED
MATURITY    UNIT       PURCHASE          CASH          PAYMENTS          TOTAL       EQUIVALENT
  DATE      COST         COST            FLOW          CASH FLOW       CASH FLOW       COUPON
--------  --------   -------------   -------------   -------------   -------------   ----------
02/15/06   99.438%   $  217,023.37   $  218,249.93   $   99,756.07   $  318,006.00      8.0%
05/15/06   98.362%   $  365,424.56   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
08/15/06   97.315%   $  361,534.85   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
11/15/06   96.264%   $  357,630.28   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
02/15/07   95.227%   $  353,777.72   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
05/15/07   94.204%   $  349,977.18   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
08/15/07   93.202%   $  346,254.65   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
11/15/07   92.136%   $  342,294.35   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
02/15/08   91.144%   $  338,608.97   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
05/15/08   90.153%   $  334,927.31   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
08/15/08   89.250%   $  331,572.58   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
11/15/08   88.230%   $  327,783.18   $  371,509.89   $  168,490.11   $  540,000.00      8.0%
                     -------------   -------------   -------------   -------------
                     $4,026,808.99   $4,304,858.72   $1,953,147.28   $6,258,006.00
                     =============   =============   =============   =============

     A portion of each quarterly distribution should represent a return to you of your initial investment in the TARGETS for tax purposes. The following table sets forth information regarding the distributions you will receive on the treasury securities to be acquired by Trust XXVI with a portion of the proceeds received by Trust XXVI from the sale of the TARGETS, the distributions you will receive from the yield enhancement payments, the portion of each year's distributions that should constitute a return of capital for U.S. federal income tax purposes, the amount of original issue discount that should accrue on the treasury securities and the amount of ordinary income that should accrue on the yield enhancement payments with respect to a holder who acquires its trust securities at the issue price from Citigroup Global Markets Inc. pursuant to the original offering. See "Certain United States Federal Income Tax Considerations" in this prospectus.

                              ANNUAL GROSS
                              DISTRIBUTIONS                              ANNUAL GROSS
                                  FROM             ANNUAL GROSS       DISTRIBUTIONS FROM    ANNUAL RETURN     ANNUAL INCLUSION OF
         ANNUAL GROSS             YIELD         DISTRIBUTIONS FROM    YIELD ENHANCEMENT           OF            ORIGINAL ISSUE
      DISTRIBUTIONS FROM       ENHANCEMENT      TREASURY SECURITIES      PAYMENTS PER        CAPITAL PER      DISCOUNT IN INCOME
YEAR  TREASURY SECURITIES       PAYMENTS            PER TARGETS            TARGETS             TARGETS            PER TARGETS
----  -------------------   -----------------   -------------------   ------------------   ----------------   -------------------
2005              0.00                 0.00         0.000000000           0.000000000         0.000000000         0.001420964
2006      1,332,779.60           605,226.40         0.493622072           0.224157928         0.438099677         0.055522395
2007      1,486,039.55           673,960.45         0.550385018           0.249614982         0.516025333         0.034359685
2008      1,486,039.55           673,960.45         0.550385018           0.249614982         0.538706682         0.011678336

      ANNUAL INCLUSION OF
        ORDINARY INCOME
          FROM YIELD
          ENHANCEMENT
         PAYMENTS PER
YEAR        TARGETS
----  -------------------
2005      0.006242082
2006      0.249683261
2007      0.249614980
2008      0.217847568

DILUTION ADJUSTMENTS

     The calculation of the periodic capped return will be subject to adjustment from time to time in certain situations. Any such adjustments could have an impact on the maturity payments or accelerated maturity payments to be paid by Citigroup Funding to Trust XXVI upon maturity of the forward contract and, therefore, on the maturity payments or accelerated maturity payments to be paid by Trust XXVI to the holders of TARGETS.

     If Sprint Nextel, after the closing date of the offering contemplated hereby,

     (1) pays a stock dividend or makes a distribution with respect to the common stock in shares of such stock,

     (2) subdivides or splits the outstanding shares of the common stock into a greater number of shares,

     (3) combines the outstanding shares of the common stock into a smaller number of shares, or

     (4) issues by reclassification of shares of the common stock any shares of other common stock of Sprint Nextel,

then, in each such case, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before such event and the denominator of which will be the number of shares of common stock outstanding immediately after such event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Sprint Nextel. In the event of a reclassification referred to in (4) above as a result of which no common stock is outstanding, the periodic capped return for each subsequent reset period will be determined by reference to the other common stock of Sprint Nextel issued in the reclassification.

     If Sprint Nextel, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share less than the then-current market price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each such case, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the then-current market price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such then-current market price, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to such rights or warrants. To the extent that, after the expiration of such rights or warrants, the shares of common stock offered thereby have not been delivered, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be further adjusted to equal the starting value which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

     If Sprint Nextel, after the closing date, declares or pays a dividend or makes a distribution to all holders of common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to above, then, in each such case, the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the then-current market price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock, and the denominator of which will be the then-current market price of one share of the common stock. If any capital stock declared or paid as dividend or otherwise distributed or issued to all holders of Sprint Nextel common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the numerator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by that paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the TARGETS will be entitled to receive an additional amount of cash equal to the product of the number of the TARGETS held by such holder multiplied by the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to the number of shares of common stock underlying one TARGETS.

     If Sprint Nextel, after the closing date, declares a record date in respect of a distribution of cash, other than any permitted dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a reorganization event referred to below, by dividend or otherwise, to all holders of the common stock, or makes an excess purchase payment, then the starting value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the then-current market price of the common stock on such record date less the amount of such distribution applicable to one share of common stock which would not be a permitted dividend, or, in the case of an excess purchase payment, less the aggregate amount of such excess purchase payment for which adjustment is being made at such time divided by the number of shares of common stock outstanding on such record date, and the denominator of which will be such then-current market price of the common stock.

     For purposes of these adjustments, a permitted dividend is any cash dividend in respect of the common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the common stock in excess of 10%. An excess purchase payment is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Sprint Nextel with respect to one share of common stock acquired in a tender offer or exchange offer by Sprint Nextel, over (y) the then-current market price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution or excess purchase payment to which the sixth paragraph in this section would otherwise apply, the numerator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by that paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the TARGETS will be entitled to receive an additional amount of cash equal to the product of the number of the TARGETS held by such holder multiplied by the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in such a tender offer or exchange offer applicable to the number of shares of common stock underlying one TARGETS.

     If Sprint Nextel, after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, the ending value for the calculation of the periodic capped return for the reset period ending on the reset date next occurring after such event will equal the trading price of Sprint Nextel common stock, plus the trading price of such subsidiaries' capital stock times the number of shares of such subsidiaries' capital stock distributed per share of Sprint Nextel common stock. The ending value for the calculations of the periodic capped return for subsequent reset periods will be adjusted in the same manner. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in " -- Dilution Adjustments" will also apply to such subsidiaries' capital stock if any of the events described in
 " -- Dilution Adjustments" occurs with respect to such capital stock.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of common stock entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance was announced by Sprint Nextel,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction,

     - in the case of any excess purchase payment for which Sprint Nextel announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement, and

     - in the case of any other excess purchase payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the starting value for the calculation of the periodic capped return for any reset period will be required unless such adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Sprint Nextel, or such dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the periodic capped return for the reset period ending on the reset date next occurring after such event will be further adjusted to the periodic capped return which would then have been in effect had adjustment for such event not been made. If a reorganization event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the periodic capped return for the reset period ending on the reset date next occurring after such events will not be rescinded but will be applied to the new periodic capped return provided for below.

     The then-current market price of the common stock, for the purpose of applying any dilution adjustment, means the average closing price per share of common stock for the 10 trading days immediately before such adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date such adjustment is effected and the related ex-date.

     The ex-date with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

     A trading day is a day on which the common stock or the relevant security
(1) is not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

     In the event of any of the following reorganization events

     - any consolidation or merger of Sprint Nextel, or any surviving entity or subsequent surviving entity of Sprint Nextel, with or into another entity, other than a merger or consolidation in which Sprint Nextel is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Sprint Nextel or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of Sprint Nextel or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of Sprint Nextel or any successor of Sprint Nextel with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of Sprint Nextel or any successor of Sprint Nextel,

the ending value used to calculate the periodic capped return for the reset period ending on the reset date next occurring, and the starting value and the ending value used to calculate the period capped return for each reset period thereafter (other than the reset period ending on the third trading day before maturity) will be based on the transaction value described below rather than the trading price of the common stock, and the ending value used to calculate the periodic capped return for the reset period ending on the third trading day before maturity will be based on the transaction value rather than the trading price of the common stock on the date three trading days before the maturity date.

     The transaction value with respect to any reset period will be the sum of:

     (1) for any cash received in a reorganization event, the amount of cash received per share of common stock,

     (2) for any property other than cash or Marketable Securities received in a reorganization event, an amount equal to the market value on the date the reorganization event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

     (3) for any Marketable Securities received in a reorganization event, (A) with respect to all reset periods other than the reset period ending on the third trading day before maturity, an amount equal to the trading price per share of such Marketable Securities on the reset date at the end of the relevant reset period multiplied by the number of those Marketable Securities received for each share of common stock or, if that day is not a trading day, the trading price on the next following trading day, and (B) with respect to the final reset period, an amount equal to the trading price per share of those Marketable Securities on the date three trading days before the maturity date or accelerated maturity date multiplied by the number of such Marketable Securities received for each share of common stock.

     Marketable Securities are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market, Inc. The number of shares of any equity securities constituting Marketable Securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the reorganization event and the maturity date or accelerated maturity date that would have required an adjustment as described above, had it occurred with respect to the common stock of Sprint Nextel. Adjustment for those subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     Citigroup Funding will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

PAYMENT PROCEDURES

     Distributions on the TARGETS will be payable to the holders of the TARGETS as they appear on the books and records of Trust XXVI at the close of business on the relevant record dates. While the TARGETS remain in book-entry only form, the relevant record dates for distributions of any maturity payments or accelerated maturity payments and any accrued and unpaid yield enhancement payments with respect to the TARGETS will be five business days prior to the date Trust XXVI receives those maturity payments or accelerated maturity payments, as the case may be, under the forward contract. While the TARGETS remain in book-entry only form, the relevant record date for distribution of the treasury proceeds to holders of TARGETS will be five business days prior to the date Trust XXVI receives those treasury proceeds upon liquidation of the treasury securities. While the TARGETS remain in book-entry only form, the relevant record dates for any quarterly distributions will be five business days prior to the relevant payment dates, which payment dates will correspond to the dates on which Trust XXVI receives payments in respect of, and in accordance with the terms of, the treasury securities and the forward contract. The relevant record dates for the common securities will be the same record dates as for the TARGETS.

     If the TARGETS will not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which they are listed and, if none, will be 15 days before the relevant payment dates, which payment dates will correspond to the dates on which payments are made in respect of, and in accordance with the terms of, the treasury securities and the forward contract.

     Distributions payable on any TARGETS that are not punctually paid on any payment date, as a result of either Citigroup Funding having failed to make a payment under the forward contract or the U.S. Government having failed to make a payment in respect of the treasury securities, will cease to be payable to the person in whose name the TARGETS are registered on the relevant record date. The defaulted distribution will instead be payable to the person in whose name those TARGETS are registered on a special record date which will be the date on which Trust XXVI actually receives the amount of the defaulted distributions.

     If any date on which distributions are payable on the TARGETS is not a business day, then payment of the distribution payable on such date will be made on the next succeeding day that is a business day and without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. If that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, with the same force and effect as if made on that date. A business day is any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or required by law to close.

     Payments in respect of the TARGETS represented by global certificates (as defined below under "Book-Entry Only Issuance") will be made to DTC, which will credit the relevant accounts at DTC on the scheduled payment dates. In the case of TARGETS in the form of certificated securities, if any, the payments will be made by check mailed to the holder's address as it appears on the register.

VOTING RIGHTS

     Except as described in this prospectus under "-- Acceleration of Maturity Date; Enforcement of Rights" and "Description of the Guarantee -- Modifications of the Guarantee; Assignment," and except as provided under the Delaware Statutory Trust Act, the Trust Indenture Act and as otherwise required by law and the amended and restated declaration of trust, the holders of the TARGETS will have no voting rights.

     In the event the consent of the institutional trustee, as the holder of the forward contract, is required under the indenture with respect to any amendment, modification or termination of the indenture, the institutional trustee will request the written direction of the holders of the trust securities with respect to the amendment, modification or termination and will vote with respect to the amendment, modification or termination as directed by a majority of the trust securities voting together as a single class. If any amendment, modification or termination under the indenture requires the consent of a super majority, the institutional trustee may only give its consent at the direction of the holders of at least the proportionate number of the trust securities represented by the relevant super majority of the aggregate beneficial interests in the forward contract. The institutional trustee will be under no obligation to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes Trust XXVI will not be classified as other than a grantor trust.

     The procedures by which holders of the TARGETS may exercise their voting rights are described below under "-- Book-Entry Only Issuance."

     Holders of the TARGETS will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Citigroup Funding as the indirect or direct holder of all of the common securities.

MODIFICATION OF THE AMENDED AND RESTATED DECLARATION OF TRUST

     The declaration may be modified and amended if approved by the individual trustees, and in certain circumstances the institutional trustee and the Delaware trustee, provided that, if any proposed amendment to the amended and restated declaration of trust provides for, or the individual trustees otherwise propose to effect,

     (1) any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended and restated declaration of trust or otherwise, or

     (2) the dissolution, winding-up or termination of Trust XXVI other than pursuant to the terms of the amended and restated declaration of trust,

then the holders of the trust securities, voting together as a single class, will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of the holders of at least a majority of the trust securities affected thereby. If any amendment or proposal referred to in (1) above would adversely affect only the TARGETS or the common securities, then only holders of the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of a majority of that class of trust securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the amended and restated declaration of trust if the amendment or modification would

     - cause Trust XXVI to fail to be classified as a grantor trust for United States federal income tax purposes,

     - reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act or

     - cause Trust XXVI to be deemed an investment company which is required to be registered under the Investment Company Act.

MERGER, CONSOLIDATION OR AMALGAMATION OF TARGETS TRUST XXVI

     Trust XXVI may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. Trust XXVI may, with the consent of the individual trustees or, if there are more than two, a majority of the individual trustees and without the consent of the holders of the trust securities, the Delaware trustee or the institutional trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state, provided that

     - the successor entity either (A) expressly assumes all of the obligations of Trust XXVI under the trust securities or (B) substitutes for the TARGETS other successor securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities with respect to distributions and payments upon liquidation, maturity and otherwise,

     - Citigroup Funding expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee in its capacity as the holder of the forward contract and the treasury securities,

     - successor securities to the TARGETS are listed, or any successor securities to the TARGETS will be listed upon notification of issuance, on any national securities exchange or with any organization on which the TARGETS are then listed or quoted,

     - the merger, consolidation, amalgamation or replacement does not cause the TARGETS, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

     - the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than with respect to any dilution of the holder's interest in the new entity,

     - the successor entity has a purpose identical to that of Trust XXVI,

     - prior to the merger, consolidation, amalgamation or replacement, Trust XXVI has received an opinion of a nationally recognized independent counsel to Trust XXVI experienced in such matters to the effect that:

        (A) the merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity,

        (B) following the merger, consolidation, amalgamation or replacement, neither Trust XXVI nor such successor entity will be required to register as an investment company under the Investment Company Act, and

        (C) following the merger, consolidation, amalgamation or replacement, Trust XXVI or the successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes,

     - Citigroup Funding guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, and

     - Citigroup guarantees Citigroup Funding's obligations to the same extent and in the same manner as Citigroup Funding guarantees the obligations of the successor entity.

     Notwithstanding the foregoing, Trust XXVI will not, without the consent of holders of all of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if, in the opinion of a nationally recognized independent tax counsel experienced in such matters, the consolidation, amalgamation, merger or replacement would cause Trust XXVI or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. In addition, so long as any TARGETS are outstanding and are not held entirely by Citigroup Funding, Trust XXVI may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under "-- Acceleration of Maturity Date; Enforcement of Rights."

BOOK-ENTRY ONLY ISSUANCE

     The Depository Trust Company will act as securities depositary for the TARGETS. The TARGETS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global TARGETS certificates, representing the total aggregate number of TARGETS, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global TARGETS as represented by a global certificate.

     DTC has advised Citigroup Funding as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of the TARGETS within the DTC system must be made by or through direct participants, which will receive a credit for the TARGETS on DTC's records. The ownership interest of each beneficial owner actually purchasing the TARGETS will be recorded on the direct participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the TARGETS. Transfers of ownership interests in the TARGETS are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the TARGETS, except in the event that use of the book-entry system for the TARGETS is discontinued. Account holders in the Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the TARGETS through the accounts each such system maintains as a participant in DTC.

     To facilitate subsequent transfers, all the TARGETS deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the TARGETS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership, and DTC has no knowledge of the actual beneficial owners of the TARGETS. DTC's records reflect only the identity of the direct participants to whose accounts such TARGETS are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Although voting with respect to the TARGETS is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TARGETS. Under its usual procedures, DTC would mail an Omnibus Proxy to Trust XXVI as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights for those direct participants to whose accounts the TARGETS are credited on the record date, identified in a listing attached to the Omnibus Proxy. Citigroup Funding and Trust XXVI believe that the arrangements among DTC, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Trust XXVI.

     Payments on the TARGETS will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such participant and not of DTC, Trust XXVI, Citigroup Funding or Citigroup, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of Trust XXVI, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except as provided in the next paragraph, a beneficial owner in a global TARGETS will not be entitled to receive physical delivery of TARGETS. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the TARGETS.

     DTC may discontinue providing its services as securities depositary with respect to the TARGETS at any time by giving reasonable notice to Trust XXVI. Under such circumstances, in the event that a successor securities depositary is not obtained, TARGETS certificates are required to be printed and delivered. Additionally, the individual trustees, with the consent of Citigroup Funding, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the TARGETS. In that event, certificates for the TARGETS will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Citigroup Funding and Trust XXVI believe to be reliable, but neither Citigroup Funding nor Trust XXVI takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The institutional trustee, prior to the occurrence of a default with respect to the trust securities, and after the curing of all defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the amended and restated declaration of trust. If such a default occurs and the institutional trustee has actual knowledge of it, the institutional trustee will exercise the rights and powers vested in it by the amended and restated declaration of trust and will use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the institutional trustee is under no obligation to exercise any of the rights or powers vested in it by the amended and restated declaration of trust at the request of any holder of TARGETS, unless offered reasonable security and indemnity by the holder against the costs, expenses and liabilities which the institutional trustee might incur thereby. Notwithstanding the foregoing, the holders of TARGETS will not be required to offer the indemnity in the event the holders, by exercising their voting rights, direct the institutional trustee to take any action following an acceleration event.

PAYING AGENT

     In the event that the TARGETS do not remain in book-entry only form, the institutional trustee will act as paying agent for the TARGETS and may designate an additional or substitute paying agent at any time. In addition, registration of transfers of TARGETS will be effected without charge by or on behalf of Trust XXVI, but upon payment, with the giving of such indemnity as Trust XXVI or Citigroup Funding may require, in respect of any tax or other government charges which may be imposed in relation to it.

GOVERNING LAW

     The amended and restated declaration of trust and the TARGETS will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The individual trustees are authorized and directed to operate Trust XXVI in such a way so that Trust XXVI will not be required to register as an investment company under the Investment Company Act or be characterized as other than a grantor trust for United States federal income tax purposes. Citigroup Funding and the individual trustees are authorized to take any action, not inconsistent with applicable law, the amended and restated declaration of trust or the certificate of incorporation of Citigroup Funding, that each of Citigroup Funding and the individual trustees in their discretion deem to be necessary or desirable to achieve such end as long as the action does not adversely affect the interests of the holders of the TARGETS or vary the terms thereof.

     Holders of the TARGETS have no preemptive rights.

                      DESCRIPTION OF THE FORWARD CONTRACT

     Citigroup Funding is also by this prospectus offering its related forward contract with respect to Sprint Nextel common stock. The terms of the forward contract will be set forth in an indenture between Citigroup Funding, Citigroup and JPMorgan Chase Bank, N.A. The indenture will be qualified under the Trust Indenture Act. The indenture trustee will act as trustee for the forward contract under the indenture for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the forward contract will include those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The forward contract will rank equally with all other unsecured contractual obligations of Citigroup Funding and the unsecured and unsubordinated debt of Citigroup Funding.

     Under the forward contract, Citigroup Funding will pay an amount equal to the aggregate maturity payments or the aggregate accelerated maturity payments, as the case may be, to Trust XXVI at maturity of the forward contract as described above. The forward contract provides, among other things, for a payment by Citigroup Funding to Trust XXVI of an amount determined by reference to the trading price on the date three trading days before the maturity date or accelerated maturity date, as the case may be. See "Description of the TARGETS" in this prospectus.

     Pursuant to the terms of the forward contract, Citigroup Funding will pay yield enhancement payments, which are on the amount paid by Trust XXVI to Citigroup Funding for the forward contract. The yield enhancement payments will take the form of quarterly cash payments in the amount of approximately $168,490.11 (except that the payment on February 15, 2006 will be $99,756.07), accruing from the date of issuance of the TARGETS, computed on the basis of a 360-day year of twelve 30-day months and for any period less than a full calendar month, the number of days elapsed in such month. Depending on market conditions at the time of pricing of the TARGETS for initial sale to the public, the amount of the yield enhancement payments may be zero or a nominal amount. The yield enhancement payments, together with distributions received by Trust XXVI with respect to the treasury securities, will be used by the Trust XXVI to pay the quarterly distributions to the holders of the TARGETS and the holders of the common securities. See "Description of the TARGETS -- Quarterly Distributions" in this prospectus.

     The forward contract is a contract in the form of an indenture between Citigroup Funding, Citigroup and a trustee for the benefit of the holder of the interests in the forward contract. The forward contract is a prepaid "cash-settled" forward contract, whereby the obligor settles its obligation in cash rather than in securities. The indenture will provide that Citigroup Funding will pay all fees and expenses related to

     - the offering of the trust securities and the forward contract,

     - the organization, maintenance and dissolution of Trust XXVI,

     - the retention of the trustees, and

     - the enforcement by the institutional trustee of the rights of the holders of the TARGETS.

     The forward contract will be fully and unconditionally guaranteed by Citigroup. If for any reason Citigroup Funding does not make any required payment in respect of the forward contract when due, Citigroup will cause the payment to be made at the same address at which Citigroup Funding is obligated to make such payment. Trust XXVI will be entitled to payment under the Citigroup guarantee without taking any action whatsoever against Citigroup Funding. Citigroup's obligations under its guarantee are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment;
(ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to Citigroup Funding pursuant to any applicable law or statute.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the guarantee that will be executed and delivered by Citigroup Funding and Citigroup for the benefit of the holders of TARGETS. The guarantee will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank, N.A. will act as indenture trustee under the guarantee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the TARGETS.

GENERAL

     Under the guarantee, Citigroup Funding will irrevocably and unconditionally agree to pay in full to the holders of the TARGETS, except to the extent paid by Trust XXVI, as and when due, regardless of any defense, right of set off or counterclaim which Trust XXVI may have or assert, the following payments:

     - any maturity payment that is required to be made in respect of the TARGETS, to the extent Trust XXVI has funds available,

     - any accelerated maturity payment that is required to be made in respect of the TARGETS, to the extent Trust XXVI has funds available,

     - any treasury proceeds that are required to be distributed in respect of the TARGETS, to the extent that Trust XXVI has funds available,

     - any quarterly distributions that are required to be made in respect of the TARGETS, to the extent Trust XXVI has funds available,

     - any accrued and unpaid yield enhancement payments as of the maturity date or accelerated maturity, as the case may be, to the extent Trust XXVI has funds available, and

     - any other remaining assets of Trust XXVI upon liquidation of Trust XXVI.

     Citigroup Funding's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Citigroup Funding to the holders of TARGETS or by causing Trust XXVI to pay such amounts to such holders.

     As an additional guarantee, Citigroup will fully and unconditionally guarantee Citigroup Funding's guarantee obligations to the same extent as Citigroup Funding guarantees Trust XXVI's obligations under the TARGETS. If for any reason Citigroup Funding does not make any required guarantee payment when due, either by direct payment of the required amounts to the holders of the TARGETS or by causing Trust XXVI to pay such amounts to such holders, Citigroup will cause such guarantee payment to be made at the same address at which Citigroup Funding is obligated to make such guarantee payment. The holders of the TARGETS will be entitled to payment under the Citigroup guarantee without taking any action whatsoever against Citigroup Funding. Citigroup's obligations under its guarantee are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to Citigroup Funding pursuant to any applicable law or statute.

     The guarantee will be a guarantee with respect to the TARGETS from the time of issuance of the TARGETS but will not apply to any payment of quarterly distributions, maturity payments, accelerated maturity payments, treasury proceeds, accrued and unpaid yield enhancement payments or to payments upon the dissolution, winding-up or termination of Trust XXVI, except to the extent Trust XXVI has funds available. If Citigroup Funding or Citigroup does not pay the aggregate maturity payments or the aggregate accelerated maturity payments to Trust XXVI upon maturity of the forward contract, including maturity as a result of acceleration, Trust XXVI will not pay any maturity payment or accelerated maturity payment to holders of the TARGETS and will not have funds available to make the payments. If the U.S. federal government, as the issuer of the treasury securities, does not make periodic payments to Trust XXVI with respect to the treasury securities, or Citigroup Funding or Citigroup does not pay the yield enhancement payments to Trust XXVI under the forward contract, then, in either event, Trust XXVI will not pay the full amount of the quarterly distributions to holders of the TARGETS and will not have funds available to make the payments. The guarantee, when taken together with Citigroup Funding's and Citigroup's obligations under the forward contract, the indenture and the declaration, including their obligations to pay costs, expenses, debts and liabilities of Trust XXVI, other than with respect to trust securities, will provide a full and unconditional guarantee by Citigroup Funding and Citigroup of Trust XXVI's obligations under the TARGETS.

MODIFICATIONS OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of TARGETS, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the outstanding TARGETS. All guarantees and agreements contained in the guarantee will bind the successors, assignees, receivers, trustees and representatives of Citigroup Funding and Citigroup and shall inure to the benefit of the holders of the TARGETS then outstanding.

GUARANTEE ENFORCEMENT EVENTS

     An enforcement event under the guarantee will occur upon the failure of Citigroup Funding or Citigroup, as applicable, to perform any of their respective payment or other obligations thereunder. The holders of a majority of the TARGETS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee trustee's rights under the guarantee, any holder of TARGETS may directly institute a legal proceeding against Citigroup Funding or Citigroup, as applicable, to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against Trust XXVI, the guarantee trustee or any other person or entity. A holder of TARGETS may also directly institute a legal proceeding against Citigroup Funding or Citigroup, as applicable, to enforce such holder's right to receive payment under the guarantee without first directing the guarantee trustee to enforce the terms of the guarantee or instituting a legal proceeding against Trust XXVI or any other person or entity.

     Citigroup Funding and Citigroup will be required to provide annually to the guarantee trustee a statement as to the performance by Citigroup Funding and Citigroup of certain of their obligations under the guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, prior to the occurrence of a default with respect to the guarantee and after the curing of all defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the guarantee. If any default occurs with respect to the guarantee that has not been cured or waived and the guarantee trustee has actual knowledge of it, the guarantee trustee will exercise its rights and powers under the guarantee, and use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the TARGETS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate as to the TARGETS upon full payment to the holders of the TARGETS of

     - the maturity payments and all quarterly distributions,

     - the accelerated maturity payments, the treasury proceeds and any accrued but unpaid yield enhancement payments or

     - the amounts payable in accordance with the declaration upon liquidation of Trust XXVI.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of TARGETS must restore payment of any sum paid under the TARGETS or the guarantee.

STATUS OF THE GUARANTEE

     The guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

GOVERNING LAW

     The guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                     DESCRIPTION OF THE TREASURY SECURITIES

     The treasury securities will consist of a portfolio of stripped self-amortizing securities issued by the U.S. Treasury and maturing on a quarterly basis through the maturity date. The treasury securities will bear quarterly payments corresponding to the payment dates of the quarterly distributions payable on the TARGETS. Upon acceleration of maturity to an accelerated maturity date, any treasury securities then held by the institutional trustee on behalf of Trust XXVI will be sold and the treasury proceeds will be distributed to holders of the trust securities. See "Description of the TARGETS -- Acceleration of Maturity Date; Enforcement of Rights" in this prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the TARGETS. Unless otherwise specifically indicated herein, this summary only addresses U.S. Holders. A "U.S. Holder" is a holder of the TARGETS that is an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income taxation on a net income basis in respect of its investment in the TARGETS. The discussion below is based on the advice of Cleary Gottlieb Steen & Hamilton LLP.

     The summary is based on U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Except to the extent discussed below in "-- Tax Consequences to Non-U.S. Holders" and "-- Backup Withholding and Information Reporting," the summary deals only with U.S. Holders that will hold the TARGETS as capital assets and that purchased the TARGETS in the initial offering. The summary does not address tax considerations that may be relevant to a particular holder in light of such holder's individual circumstances or that are applicable to holders subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the TARGETS as a position in a "straddle" for tax purposes or as part of a "synthetic security" or a "conversion transaction" or other integrated investment comprised of the TARGETS and one or more other investments, or persons that have a functional currency other than the U.S. dollar. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the TARGETS or to the holders thereof. Prospective purchasers of the TARGETS should consult their tax advisors in determining the tax consequences to them of purchasing, owning or disposing of the TARGETS, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign income or other tax laws.

     There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of the TARGETS. Pursuant to the amended and restated declaration of trust, every holder of the TARGETS and Trust XXVI agrees to treat the TARGETS for U.S. federal income tax purposes as a beneficial interest in a trust that holds the treasury securities and the forward contract. In addition, pursuant to the forward contract and the amended and restated declaration of trust, every holder of the TARGETS, Trust XXVI, Citigroup Funding and Citigroup agree to characterize for U.S. federal income tax purposes, in the absence of an administrative determination or judicial ruling to the contrary, (1) the forward contract as a cash-settled forward purchase contract and (2) an amount equal to the purchase price of the TARGETS less the purchase price of the treasury securities as a cash deposit to be applied on the maturity date or accelerated maturity date in full satisfaction of the holder's payment obligation under the forward contract. Trust XXVI intends to report holders' income to the Internal Revenue Service in accordance with this agreed treatment.

     Under this agreed approach, the tax consequences of holding a TARGETS should be as described below. Prospective investors in the TARGETS should be aware, however, that no ruling is being requested from the Internal Revenue Service with respect to the TARGETS and the Internal Revenue Service might take a different view as to the proper characterization of the TARGETS or of the forward contract and of the U.S. federal income tax consequences to a holder thereof.

TAX STATUS OF TRUST XXVI

     The Trust will be treated as a grantor trust owned solely by the present and future holders of trust securities for U.S. federal income tax purposes, and accordingly, income received by Trust XXVI will be treated as income of the holders of the TARGETS in the manner set forth below.

TAX CONSEQUENCES TO U.S. HOLDERS

     Tax Basis in the Treasury Securities and the Forward Contract. Each U.S. Holder should be considered the owner of its pro rata portion of the treasury securities and the forward contract in Trust XXVI. The cost to the U.S. Holder of its TARGETS should be allocated among the holder's pro rata portion of the treasury securities and the forward contract, in proportion to the fair market values thereof on the date on which the holder acquires its TARGETS, in order to determine the holder's tax basis in such assets. It is currently anticipated that approximately 15% and 85% of the net proceeds of the offering will be used by Trust XXVI to purchase the treasury securities and the forward contract, respectively.

     Recognition of Original Issue Discount on the Treasury Securities. The treasury securities in Trust XXVI will consist of stripped, self-amortizing U.S. Treasury securities. A U.S. Holder should be required to treat its pro rata portion of each treasury security in Trust XXVI as a bond that was originally issued on the date the holder purchased its TARGETS and at an original issue discount equal to the excess of the holder's pro rata portion of the amounts payable on such treasury security over the holder's tax basis therein, as discussed above. The amount of such excess, however, should constitute only a portion of the total amounts payable with respect to the treasury securities held by Trust XXVI and, accordingly, a substantial portion of the quarterly cash distributions from Trust XXVI to holders should be treated as a tax-free return of the holder's investment in the treasury securities and should reduce the holder's tax basis in its pro rata portion of the treasury securities. A U.S. Holder, whether using the cash or accrual method of tax accounting, should be required to include original issue discount, other than original issue discount on short-term treasury securities as described below, in gross income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method, prior to the receipt of cash attributable to such income. A U.S. Holder's tax basis in a treasury security held by Trust XXVI should be increased by the amount of any original issue discount included in gross income by the holder with respect to such treasury security and reduced to the extent that any payment received on maturity, sale or other disposition of the TARGETS represents a repayment of accrued original issue discount.

     With respect to any short-term treasury security (a treasury security with a maturity of one year or less from the date it is purchased) held by Trust XXVI, U.S. Holders using the cash method of tax accounting should generally be required to include interest payments on such treasury securities in gross income as such payments are received. In addition, such cash method U.S. Holders may be denied a deduction for any related interest expense until such payments are received. U.S. Holders using the accrual method of tax accounting should be required to include original issue discount on any short-term treasury security held by Trust XXVI in gross income as such original issue discount accrues. Unless a U.S. Holder elects to accrue the original issue discount on a short-term treasury security according to a constant yield method based on daily compounding, such original issue discount should be accrued on a straight-line basis.

     Treatment of the Forward Contract. Each U.S. Holder should be treated as having entered into a pro rata portion of the forward contract and, at the maturity date or accelerated maturity date, as having received a pro rata portion of the maturity payment or accelerated maturity payment, as the case may be, received by Trust XXVI. Under current law, a U.S. Holder should not recognize income, gain or loss upon entry into the forward contract and should not be required to include in gross income additional amounts over the term of the forward contract, except with respect to the yield enhancement payments, as described below. It is possible, however, that the Internal Revenue Service and the U.S. Treasury Department could publish guidance with retroactive application that could increase the amount of income required to be included over the term of the forward contract. See "-- Possible Alternative Characterizations" below.

     Treatment of the Yield Enhancement Payments. Consistent with the agreed characterization, any yield enhancement payments, including amounts payable with respect to any deferred yield enhancement payments, should be characterized as interest payable on the amount of the cash deposit and should generally be includible in the income of a U.S. holder on an accrual basis.

     Sale or Other Disposition of the TARGETS. Upon a sale or other disposition of all or some of a U.S. Holder's TARGETS, such holder should be treated as having sold its pro rata portions of the treasury securities and the forward contract underlying the TARGETS. The selling U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized from such sale or other disposition and the holder's aggregate tax bases in its pro rata portions of the treasury securities and the forward contract, except to the extent of any (1) accrued interest with respect to the holder's pro rata portion of the treasury securities includible in gross income as ordinary income and (2) accrued but unpaid yield enhancement payments to the extent not previously taken into account in determining the U.S. Holder's tax basis. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the TARGETS is more than one year. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a holder's ability to offset capital losses against ordinary income. In addition, long-term capital gains recognized by an individual U.S. Holder generally are subject to a maximum rate of 15 percent.

     Distributions of Cash at the Maturity Date or Accelerated Maturity
Date. On the receipt of cash by Trust XXVI with respect to the forward contract on the maturity date or accelerated maturity date, a U.S. Holder should realize capital gain or loss equal to the difference between the holder's pro rata portion of the amount of cash received by Trust XXVI and the holder's tax basis in its pro rata portion of the forward contract at that time, except to the extent such cash is attributable to any accrued but unpaid yield enhancement payments to the extent not previously taken into account in determining the U.S. Holder's tax basis. Under certain circumstances, on or following the accelerated maturity date, Trust XXVI may sell all or a portion of the treasury securities and distribute the treasury proceeds to holders. Upon such a sale by Trust XXVI, a U.S. Holder should realize capital gain or loss equal to the difference between the amount of cash received by the holder, except to the extent of any accrued interest with respect to the holder's pro rata portion of short-term treasury securities includible in gross income as ordinary income, and the holder's tax basis in its pro rata portion of the treasury securities sold by Trust XXVI. Any such capital gain or loss described in this paragraph will be long-term capital gain or loss if the U.S. Holder's holding period for the TARGETS is more than one year and will be subject to the same maximum U.S. federal income tax rates for individuals discussed above under "-- Sale or Other Disposition of the TARGETS."

     Possible Alternative Characterizations. It is possible that the Internal Revenue Service could seek to characterize the TARGETS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the TARGETS, it is possible, for example, that the forward contract could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. It is also possible that the Internal Revenue Service could take the view that a U.S. Holder should include in gross income the amount of cash actually received each year in respect of the TARGETS or that the TARGETS as a whole constitute a contingent payment debt instrument. Under these alternative characterizations, the timing and character of income from the TARGETS could differ substantially.

     It is also possible that future regulations or other Internal Revenue Service guidance could require U.S. Holders to increase the amount of income accrued on a current basis over the term of the TARGETS. The Internal Revenue Service and U.S. Treasury Department have issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the "wait and see" method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to forward contracts such as the forward contract held by Trust XXVI, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the Internal Revenue Service published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that U.S. Holders could be required to increase the amount of income accrued on a current basis over the term of the TARGETS.

     Potential Application of Constructive Ownership Rules. Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of a domestic operating company, including the TARGETS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the TARGETS. It is not possible to predict whether such regulations will be promulgated by the Treasury, or the form or effective date that any regulations that may be promulgated might take.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     A "Non-U.S. Holder" is a holder of the TARGETS that is a non-resident alien individual or foreign corporation. In the case of a Non-U.S. Holder:

     (1) quarterly distributions made with respect to the TARGETS should not be subject to U.S. withholding tax, provided that the beneficial owner of the TARGETS complies with applicable certification requirements, including in general the furnishing of an Internal Revenue Service Form W-8BEN or a substitute form; and

     (2) any capital gain realized upon the sale or other disposition of the TARGETS should not be subject to U.S. federal income tax unless (A) the gain is effectively connected with a U.S. trade or business of such holder or (B) in the case of an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (i) the gain is attributable to a fixed place of business maintained by such individual in the United States or (ii) such holder has a tax home in the United States.

     For purpose of applying the rules set forth above to an entity that is treated as fiscally transparent (e.g., a partnership) for U.S. federal income tax purpose, the beneficial owner means each of the ultimate beneficial owners of the entity.

     A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the TARGETS should see the discussion in "-- Tax Consequences to U.S. Holders."

ESTATE TAX

     If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the TARGETS may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the TARGETS.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the TARGETS, including a Non-U.S. Holder, may be subject to information reporting and to backup withholding tax on certain amounts paid to the holder unless such holder:

     (1) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption, or

     (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding tax and otherwise complies with applicable requirements of the backup withholding rules.

     Backup withholding is not an additional tax and any amounts withheld may be credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended, imposes certain requirements on "employee benefit plans", as defined in Section 3(3) of ERISA, subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans") and on those persons who are fiduciaries with respect to ERISA Plans. Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986 prohibit certain transactions involving the assets of an ERISA Plan or a plan, such as a Keogh plan or an individual retirement account, that is not subject to ERISA but which is subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, "Plans") and certain persons, referred to as "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code, having certain relationships to such Plans, unless a statutory or administrative exception or exemption is applicable to the transaction. As used below, the term "Pension Type Accounts" shall include Plans, entities the assets of which may be deemed to be "plan assets" under ERISA regulations, and governmental plans subject to any substantially similar federal, state or local laws.

     The U.S. Department of Labor has promulgated a regulation, 29 C.F.R.
Section 2510.3-101, describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Under this regulation, if a Plan invests in a beneficial interest in a trust or a profits interest in a partnership, the Plan's assets include both the equity interest and an undivided interest in each of the entity's underlying assets, unless the interest is a "publicly-offered security" or certain other conditions are satisfied. It is anticipated that the TARGETS should constitute "publicly-offered securities" within the meaning of the regulation, and that, consequently, transactions engaged in by the Trust, including the forward contract, should not be subject to the provisions of ERISA or Section 4975 of the Internal Revenue Code.

     Any Pension Type Account which proposes to purchase the TARGETS should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA, Section 4975 of the Internal Revenue Code and any substantially similar applicable law to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable legal requirement for which an exemption is not available.

     By its purchase of any TARGETS, each initial purchaser and subsequent transferee will be deemed to have represented and warranted on each day from the date on which the purchaser or transferee acquires the TARGETS through and including the date on which the purchaser or transferee disposes of its interest in the TARGETS, either that (A) it is not a Pension Type Account or subject to any federal, state, or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (B) its purchase, holding and disposition of such TARGETS will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or any other violation of an applicable legal requirement, and it has not relied on advice of Citigroup Global Markets Inc. or any of its affiliates or their employees as a primary basis for its decision to purchase the TARGETS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Trust XXVI, and Trust XXVI has agreed to sell to Citigroup Global Markets Inc., 2,700,000 TARGETS.

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the TARGETS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the TARGETS if it purchases any TARGETS.

     Citigroup Global Markets Inc. proposes to offer some of the TARGETS directly to the public at the public offering price set forth on the cover page of this prospectus and some of the TARGETS to certain dealers at the public offering price less a concession not in excess of $0.30 per TARGETS. Citigroup Global Markets Inc. may allow, and such dealers may reallow, a concession not in excess of $0.30 per TARGETS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus equal to $0.30 per TARGETS for the TARGETS they sell. If all of the TARGETS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and the other selling terms.

     Trust XXVI and Citigroup Funding have agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the TARGETS, they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any securities, including any backup undertakings of such securities, of Citigroup Funding or of Trust XXVI, in each case that are substantially similar to the TARGETS, or any securities convertible into or exchangeable for the TARGETS or such substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     The underwriting agreement provides that Trust XXVI, Citigroup Funding and Citigroup will indemnify Citigroup Global Markets Inc. against certain liabilities, including liabilities under the Securities Act of 1933, and will make certain contributions in respect thereof, or will contribute to payments that Citigroup Global Markets Inc. may be required to make in respect of any of those liabilities and will reimburse Citigroup Global Markets Inc. for certain legal and other expenses.

     Prior to this offering, there has been no public market for the TARGETS. Consequently, the initial public offering price for the TARGETS was determined by negotiations among Trust XXVI and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the TARGETS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the TARGETS will develop and continue after this offering.

     The TARGETS have been approved for listing on the American Stock Exchange under the symbol "TSR," subject to official notice of issuance.

     In view of the fact that the proceeds of the sale of the TARGETS will ultimately be used by Trust XXVI to purchase the forward contract, the underwriting agreement provides that Citigroup Funding will pay to Citigroup Global Markets Inc. an underwriting discount of $0.325 per TARGETS for the account of Citigroup Global Markets Inc.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell the TARGETS and Sprint Nextel common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of the TARGETS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of certain bids or purchases of the TARGETS or Sprint Nextel common stock made for the purpose of preventing or slowing a decline in the market price of the TARGETS or Sprint Nextel common stock while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the TARGETS. They may also cause the price of the TARGETS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the TARGETS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See "Use of Proceeds and Hedging Activities," "Risk Factors -- The Market Value of the TARGETS May Be Affected by Purchases and Sales of Sprint Nextel Common Stock or Derivative Instruments Related to Sprint Nextel Common Stock by Affiliates of Citigroup Funding" and "-- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in this prospectus.

     We estimate that our total expenses for this offering will be $180,000.

     Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding direct participation programs. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus may also be used by Citigroup Funding's broker-dealer affiliates in connection with offers and sales of the TARGETS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the TARGETS and any may discontinue any market-making at any time without notice, at its sole discretion.

     Citigroup Funding and Citigroup have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the TARGETS, the forward contract, the guarantee and certain matters relating thereto will be passed upon for Citigroup Funding, Trust XXVI and Citigroup by Michael S. Zuckert, Esq. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup and legal counsel to Citigroup Funding and Trust XXVI, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the TARGETS and Citigroup's guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Citigroup as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to changes, in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation, and, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary                                                                        2
Summary Information -- Q&A                                                     3
Risk Factors                                                                   9
Available Information                                                         13
Citigroup Inc.                                                                15
Citigroup Funding Inc.                                                        15
Use of Proceeds and Hedging Activities                                        16
Sprint Nextel Corporation                                                     17
Historical Data on the Common Stock
of Sprint Nextel Corporation                                                  18
TARGETS Trust XXVI                                                            19
Description of the TARGETS                                                    20
Description of the Forward Contract                                           44
Description of the Guarantee                                                  45
Description of the Treasury Securities                                        47
Certain United States Federal
Income Tax Considerations                                                     47
ERISA Considerations                                                          51
Underwriting                                                                  52
Legal Matters                                                                 54
Experts                                                                       54

                                                              TARGETS TRUST XXVI
                                                       2,700,000 TARGETED GROWTH
                                                       ENHANCED TERMS SECURITIES
                                                                    (TARGETS(R))


                                                                 WITH RESPECT TO
                                                             THE COMMON STOCK OF
                                                       SPRINT NEXTEL CORPORATION
                                                                          DUE ON
                                                               NOVEMBER 15, 2008
                                                              $10.00 PER TARGETS

                                                               PAYMENTS DUE FROM
                                                              TARGETS TRUST XXVI
                                                                   GUARANTEED BY
                                                          CITIGROUP FUNDING INC.

                                                               PAYMENTS DUE FROM
                                                          CITIGROUP FUNDING INC.
                                                                   GUARANTEED BY
                                                                  CITIGROUP INC.

                                                                      PROSPECTUS
                                                               DECEMBER 19, 2005


                                [CITIGROUP LOGO]